Exhibit 99.1

EXECUTION COPY

$1,000,000,000

CREDIT AGREEMENT

AMONG:

TRANSCANADA PIPELINE USA LTD.
(as Borrower)

TRANSCANADA CORPORATION
(as Guarantor)

AND

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO
(as Lenders)

WITH

CITIGROUP GLOBAL MARKETS INC.
(as Lead Arranger and Bookmanager)

AND

CITIBANK, N.A.
(as Administration Agent for the Lenders)

AND

BMO CAPITAL MARKETS, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
HOUSTON AGENCY, ROYAL BANK OF CANADA and THE TORONTO-DOMINION
BANK
(as Syndication Agents)

Dated as of February 16, 2007

i

5.9	Waivers	28

ARTICLE 6 PAYMENT AND TAXES		28
6.1	Time, Place and Currency of Payment	28
6.2	Application of Payments Prior to an Event of Default	28
6.3	Taxes	29

ARTICLE 7 CONDITIONS PRECEDENT		31
7.1	Effectiveness and Conditions Precedent	31
7.2	Conditions Precedent to Drawdown	32
7.3	Continuing Conditions Precedent	33
7.4	Waiver of a Condition Precedent	33

ARTICLE 8 COVENANTS OF THE GUARANTOR		33
8.1	Covenants of the Guarantor	33
8.2	Financial Covenant	39

ARTICLE 9 EVENTS OF DEFAULT		39
9.1	Events of Default	39
9.2	Acceleration	41
9.3	Waiver of Default	41
9.4	Application and Sharing of Payments Following Acceleration	42
9.5	Remedies Cumulative	42
9.6	Set-Off	43
9.7	Lenders May Perform Covenants	43

ARTICLE 10 EXPENSES AND INDEMNITIES		43
10.1	Reimbursement of Expenses	43
10.2	Increased Cost	44
10.3	Illegality	45
10.4	Substitute Basis of Borrowing	45
10.5	Funding Indemnity	46
10.6	General Indemnity	46

ARTICLE 11 THE AGENT AND THE LENDERS		47
11.1	Authorization of Agent	47
11.2	Responsibility	47
11.3	Acknowledgment of Lenders	48
11.4	Rights and Obligations of Each Lender	48
11.5	Determinations by Lenders	48
11.6	Notices	49
11.7	Duty to Deliver Documents Obtained from the Loan Parties	49
11.8	Arrangements for Borrowings	49
11.9	Arrangements for Repayment of Borrowings	49
11.10	Repayment by Lenders to Agent	50
11.11	Adjustments Among Lenders	51
11.12	Lenders’ Consents to Waivers, Amendments, etc.	51

ii

11.13	Reimbursement of Expenses	52
11.14	Reliance on Notices, etc.	52
11.15	Relations with Loan Parties	53
11.16	Successor Agent	53
11.17	Indemnity	54
11.18	Amendment to this Article 11	54

ARTICLE 12 SUCCESSORS AND ASSIGNS, JUDGMENT CURRENCY AND CONFIDENTIALITY		54
12.1	Successors and Assigns	54
12.2	Exchange and Confidentiality of Information	55
12.3	Judgment Currency	56

ARTICLE 13 GUARANTY		57
13.1	Guaranty	57
13.2	Guaranty Absolute	57
13.3	Waivers and Acknowledgments	58
13.4	Subrogation	59
13.5	Subordination	60
13.6	Continuing Guaranty; Assignments	61

ARTICLE 14 MISCELLANEOUS		61
14.1	Severability	61
14.2	Survival of Undertakings	61
14.3	Failure to Act	61
14.4	Waivers	62
14.5	Amendments	62
14.6	Notice	62
14.7	Whole Agreement	63
14.8	Governing Law	63
14.9	Term of Agreement	63
14.10	Time of Essence	63
14.11	Jurisdiction	64
14.12	Counterpart Execution	64
14.13	Patriot Act Notice	65
14.14	Waiver of Jury Trial	65

Schedules

Schedule A	-	Notice of Borrowing, Repayment, Prepayment or Cancellation of Commitment
Schedule B	-	Notice of Conversion
Schedule C	-	Notice of Rollover
Schedule D	-	Request for Extension
Schedule E	-	Compliance Certificate
Schedule F	-	Opinion of Borrower’s Counsel
Schedule H	-	Opinion of Counsel to the Lenders
Schedule I	-	Lender Transfer Agreement

iii

THIS CREDIT AGREEMENT is dated and effective as of February 16, 2007.

AMONG:

TRANSCANADA PIPELINE USA LTD., a corporation incorporated under the laws of Delaware, having its principal office in Calgary, Alberta, Canada

AND

TRANSCANADA CORPORATION, a corporation incorporated under the laws of Canada, having its principal office in Calgary, Alberta, Canada

AND

each of the financial institutions named on the signature pages hereto in their capacities as Lenders (the “Initial Lenders”)

AND

CITIBANK, N.A. (“Citibank”), in its capacity as Administrative Agent (the “Agent”)

NOW THEREFORE, in consideration of the premises, the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                         Definitions

In this Agreement and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

“Acceleration Notice” has the meaning given to it in Section 9.2;

“Accounts” has the meaning given to it in Section 4.3;

“Acquisition” means the acquisition by certain Subsidiaries of the Borrower of American Natural Resources Company and ANR Storage Company from El Paso Corporation or Subsidiaries thereof;

“Acquisition Closing Date” means the date, after the Effective Date, on which the Acquisition closes;

“Additional Compensation” has the meaning given to it in Section 10.2;

“Agent” means Citibank when acting in its capacity as Administration Agent hereunder and includes any successor agent appointed pursuant to Section 11.16;

“Agent’s Applicable Account for Payments” means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention:  Bank Loan Syndications;

“Agent’s Branch of Account” means the principal office of the Agent in New York, New York or such other office or branch of the Agent as the Agent may from time to time advise the Borrower and the Lenders in writing;

“Affected Lender” has the meaning given to it in Section 4.2;

“Agreeing Lender” has the meaning given to it in Section 3.10(b);

“Agreement” means this agreement, all Schedules attached hereto and any future amendments or supplements thereto;

“Banking Day” means a day which is both a Business Day and a day on which dealings in Dollars by and between banks in the London, England interbank market may be conducted;

“Bankruptcy Law” means any proceeding of the type referred to in Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means, with respect to Base Rate Loans, the greater of:

(a)                                  the per annum rate of interest announced from time to time by Citibank in New York, New York as being Citibank’s base rate; and

(b)                                 the per annum rate of interest equal to the Fed Funds Rate plus one-half of one percent (0.50%) per annum;

“Base Rate Loans” means the advances in Dollars made available by the Lenders to the Borrower pursuant to either Section 3.3 or 3.7 and on which the Borrower has agreed to pay interest in accordance with Section 5.1;

“basis point” or “bp” means one one-hundredth of one percent (.01%);

“Borrower” means TransCanada PipeLine USA Ltd.;

“Borrowing” means a Term Borrowing or a Revolving Borrowing;

“Branch of Account” means, with respect to each Lender, the branch or office of such Lender at the address set forth opposite such Lender’s name on the signature pages of this Agreement or such other branch or office as such Lender may from time to time notify the Borrower and the Agent of in writing; provided that, for purposes of delivering any notice required to be delivered by the Agent to a Lender pursuant to Section 11.8 and for purposes of effecting any payments to a Lender in connection with this Agreement, a Lender may specify in writing to the Borrower and the Agent any other branch or office of such Lender and such branch or office shall thereafter be the Branch of Account of such Lender for such purpose;

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Calgary, Alberta, Canada and New York, New York;

“Canadian Dollars”, “Cdn. Dollars” and the symbol “Cdn. $” each means lawful money of Canada;

“Circumstance” has the meaning given to it in Section 10.2;

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder;

“Commitment” means a Term Commitment or a Revolving Commitment;

“Compliance Certificate” means a compliance certificate substantially in the form attached hereto as Schedule E executed by any two officers of the Guarantor;

“Conflicted Lender” has the meaning given to it in Section 3.11(b);

“Consolidated Equity” means the shareholders’ equity and non-controlling interest appearing on a consolidated balance sheet of the Guarantor prepared in accordance with Generally Accepted Accounting Principles;

“Conversion” means a conversion of one type of Borrowing into another type of Borrowing pursuant to Section 3.7;

“Conversion Date” means each Business Day or Banking Day, as applicable, on which the Conversion of a Borrowing or a portion thereof is to be made pursuant to a request from the Borrower under Section 3.7;

“Conversion Notice” means a notice of a Conversion, substantially in the form of Schedule B hereto;

“Dollars” and the symbol “ $” each means lawful money of the United States;

“Drawdown Date” means each Business Day or Banking Day, as applicable, on which Borrowings are made pursuant to a request from the Borrower under Section 3.3;

“Effective Date” means the date on which the conditions precedent under Section 7.1 have been satisfied;

“Environmental Laws” means any and all applicable federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, to the release of any materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, industrial substances, toxic substances, hazardous substances or wastes;

“Event of Default” means any of the events or circumstances specified in Section 9.1;

“Excluded Taxes” has the meaning given to it in Section 6.3(a);

“Extension Date” means, in respect of each Lender which has not previously refused (or deemed to have refused) a Request for Extension, the date which is four (4) years prior to the then current Maturity Date of such Lender;

“Fed Funds Rate” means, on any day, the per annum rate of interest for that day set forth in the weekly statistical release designated as H.15(519) published by the Board of Governors of the United States Federal Reserve System (including any successor publication, the “H.15(519)”) opposite the caption “Federal Funds (Effective)” and, if on any day such rate is not yet published in H.15(519), the rate for such day shall be the rate set forth in the Composite 3:30 p.m. Quotations for U.S. Government Securities for such day under the caption “Federal Funds Effective Rate”; provided that if such rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations for U.S. Government Securities, such rate shall be the average of the quotations for such day on overnight Federal funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, acting reasonably;

“Fiscal Quarter” means the three month period commencing on the first day of each Fiscal Year and each successive three month period thereafter during such Fiscal Year;

“Fiscal Year” means the Guarantor’s (or the Borrower’s, as the context may require) fiscal year commencing on January 1 of each year and ending on December 31 of such year;

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that the United States of America, each State thereof and the District of Columbia;

“Forms” has the meaning given to it in Section 6.3(b);

“Funded Obligations” means all Indebtedness incurred by an obligor or Indebtedness of others upon which such obligor customarily pays interest charges, other than:

(a)                                  Indebtedness which is payable on demand; and

(b)                                 Indebtedness which matures by its terms, or which such obligor has the right at its option to renew or extend to a date, twenty-four (24) months or less after the date of its incurring by such obligor or the date on which such obligor commenced to pay interest charges thereon;

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada;

“Guaranty” means the guaranty of the Guarantor set forth in Article 13.

“Guaranteed Obligations” has the meaning specified in Section 13.1.

“Guarantor” means TransCanada Corporation;

“Indebtedness” means, as to any person, and includes, without duplication:

(a)                                  all items of indebtedness or liability which in accordance with Generally Accepted Accounting Principles would be considered to be direct indebtedness or liabilities of such person as at the date as of which indebtedness is to be determined;

(b)                                 the full amount of all liabilities of others for the repayment, either in money or in property, of borrowed money, guaranteed or endorsed (otherwise than for purposes of collection) by such person, or which such person is obligated, contingently or otherwise, to purchase, or on which such person is otherwise contingently liable; and

(c)                                  liabilities secured by Purchase Money Mortgages on property owned by such person or by mortgages or liens existing on such property at the time of acquisition thereof by such person or by conditional sales or other title retention agreements with respect to any such property, whether or not such liabilities shall have been assumed by such person;

“Information” has the meaning given to it in Section 12.2;

“Interest Date” means:

(a)                                  in respect of Base Rate Loans, the last day of each calendar quarter; and

(b)                                 in respect of Libor Loans, the date falling on the last day of each Interest Period; provided that if the Borrower selects an Interest Period for a period longer than three months in respect of a Libor Loan, the Interest Date for such Libor Loan shall be each date falling every three months after the beginning of such Interest Period and the date falling on the last day of such Interest Period;

“Interest Determination Date” means, with respect to a Libor Loan, the second Banking Day prior to the first day of the Interest Period applicable to such Libor Loan;

“Interest Period” means, with respect to each Libor Loan, the initial period of approximately seven (7) days, one (1) month, two (2) months, three (3) months, four (4) months, five (5) months or six (6) months (as selected by the Borrower and notified to the Agent at the Agent’s Branch of Account pursuant to Section 3.4) commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such Libor Loan and ending on and including the last day of such initial period, and thereafter, each successive period of approximately seven (7) days, one (1) month, two (2) months, three (3) months, four (4) months, five (5) months or six (6) months (as selected by the Borrower and notified to the Agent at the Agent’s Branch of Account pursuant to Section 3.4) commencing on and including the last day of the prior Interest Period and ending on and including the last day of such successive period;

“Judgment Currency” has the meaning given to it in Section 12.3;

“Lender Transfer Agreement” means an agreement in the form attached hereto as Schedule I;

“Lender’s Proportion” means, at any time and from time to time (a) with respect to each Revolving Lender, the proportion that the amount of such Lender’s Revolving Commitment bears to the amount of the Total Commitment at such time, (b) with respect to each Term Lender, the proportion that the amount of such Lender’s Term Commitment bears to the amount of the Total Commitment at such time and (c) with respect of all Lenders, the proportion that the sum of the amount of such Lender’s Revolving Commitment plus such Lender’s Term Commitment bears to the sum of the amount of the aggregate Total Commitment in respect of Revolving Commitments and in respect of Term Commitments at such time, and, in each case, in the event that the Total Commitment is cancelled or terminated, “Lender’s Proportion” shall mean the Lender’s Proportion of such Lender, in effect immediately prior to such cancellation or termination;

“Lenders” means each of the financial institutions named on the signature pages hereto as a Lender and “Lender” means any one of them;

“Libor” means, with respect to any Interest Period applicable to a Libor Loan, the per annum rate of interest determined by the Agent, based on a three hundred sixty (360) day year, as the average of the offered quotations appearing on the display referred to as the “LIBOR 01 Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service (or if such LIBOR 01 Page shall not be available, any successor or similar services as may be selected by the Agent) for deposits in Dollars for a period equal to the number of days in the applicable Interest Period, at or about 11:00 a.m. (London, England time) on the second Banking Day prior to a Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the applicable Interest Period. If neither such “LIBOR 01 Page” nor any successor or similar service is available, then “Libor” shall mean, with respect to any such Interest Period, the per annum rate of interest, based on a three hundred sixty (360) day year, determined by the Agent at approximately 11:00 a.m. (London, England time) (or so soon thereafter as practicable) on the second Banking Day prior to a Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the applicable Interest Period offered to the Agent by leading banks in the London interbank market for the placing of Dollar deposits with the Agent having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Agent Lender’s Proportion of the applicable Libor Loan.  Each determination of Libor may be computed using any reasonable averaging and attribution method;

“Libor Loans” means the advances in Dollars made available by the Lenders to the Borrower pursuant to Sections 3.3, 3.7 or 3.8 and on which the Borrower has agreed to pay interest in accordance with Section 5.2;

“Loan Documents” means this Agreement and all other certificates, instruments and documents delivered by or on behalf of the Loan Parties in connection therewith from time to time;

“Loan Party” means the Guarantor and the Borrower;

“Loans” means Term Loans and Revolving Loans, each of which may be Base Rate Loans or Libor Loans;

“Majority Lenders” means, prior to the occurrence of an Event of Default, any Lender or group of Lenders having Lender’s Proportions in respect of the Total Commitment, in aggregate, of more than fifty percent (50%) and, after the occurrence of an Event of Default, any Lender or group of Lenders having Borrowings, in aggregate, of fifty percent (50%) or more;

“Margin” means, at any time, a per annum rate of interest (based, in the case of Libor Loans, on a three hundred and sixty (360) day year) equal to the rate set out in the following table opposite the applicable rating category assigned by Moody’s or S&P as an issuer rating or, if none, to the long term unsecured and unsubordinated debt of the Guarantor from time to time:

Rating Category (Moody’s/S&P)	Rate
Al/A+ or higher	17.5 bps
A2/A	19.0 bps
A3/A-	22.5 bps
Baal/BBB+	25.0 bps
Baa2/BBB	32.5 bps
Baa3/BBB- or lower or not rated	50.0 bps

provided that if at any time the issuer rating or, if none, the long term unsecured and unsubordinated debt of the Guarantor is rated by each of Moody’s and S&P and the rating so assigned by one of such agencies is in a category which is one category higher than the rating assigned by the other, then the Margin shall be the rate opposite the higher of the categories so assigned and if the rating so assigned by one of such agencies is in a category which is more than one higher than the rating assigned by the other, then the Margin shall be the category that is one category above the lower of such categories.  A change in the Margin shall be effective as provided for in Section 5.5;

“Material Adverse Effect” means a change in, or circumstances relating to, the business, operations or financial condition of the Guarantor and its Subsidiaries (including, without limitation, the assets, properties and operations acquired or to be acquired (directly or indirectly) in connection with the completion of the Acquisition), taken as a whole, that would reasonably be expected to have a significant adverse effect on the ability of any Loan Party to perform any of its payment obligations hereunder;

“Material Property” means any property or assets of the Guarantor or any Subsidiary having an aggregate value equal to or greater than 5% of the consolidated shareholders’ equity of the Guarantor as shown on the most recent statement of consolidated financial position provided by the Guarantor to the Lenders hereunder;

“Material Subsidiary” means the Borrower and any other Subsidiary of the Guarantor whose shareholders’ equity is equal to or greater than 5% of the consolidated total assets of the

Guarantor as shown on the most recent consolidated financial statements provided by the Guarantor to the Lenders hereunder;

“Maturity Date” means February 16, 2012, subject, in the case of the Revolving Commitments, to extension as herein provided;

“Moody’s” means Moody’s Investors Service, Inc., and its successors;

“Non-Agreeing Lender” has the meaning given to it in Section 3.10(b);

“Permitted Assignee” has the meaning given to it in Section 12.1;

“Post-Petition Interest” has the meaning specified in Section 13.5.

“Purchase Agreement” means the Purchase and Sale Agreement dated December 22, 2006 between El Paso Corporation and El Paso CNG Company, L.L.C. (as sellers) and TAIL (as buyer);

“Purchase Money Mortgage” means a mortgage, charge or other lien on or against any property securing any Purchase Money Obligation for such property;

“Purchase Money Obligation” means any Indebtedness created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, and any extensions, renewals or refundings of any such Indebtedness, provided that the principal amount of such Indebtedness outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such Indebtedness shall not extend to any property other than the property acquired in connection with which such Indebtedness was created or assumed and fixed improvements, if any, erected or constructed thereon;

“Request for Extension” means a request of the Borrower substantially in the form attached as Schedule D;

“Requested Lender” has the meaning given to it in Section 3.10(a)

“Revolving Borrowing” means at any given time during the term of this Agreement the principal amount outstanding by way of Revolving Loans made by the Revolving Lenders;

“Revolving Commitment” means each Lender’s obligation hereunder to make Revolving Loans available to the Borrower in an aggregate principal amount in the amount, but not at any time in excess of the amount, set forth opposite such Lender’s name on the signature pages hereto as such Lender’s Revolving Commitment, as such amount may hereafter be decreased, cancelled or terminated from time to time pursuant to this Agreement;

“Revolving Lender” means each Lender that has a Revolving Commitment.

“Revolving Loans” has the meaning specified in Section 3.1(a).

“Rollover” means a continuation of a Libor Loan for a new Interest Period pursuant to Section 3.8;

“Rollover Date” means a Business Day that the Borrower has notified the Agent at the Agent’s Branch of Account as the date on which a Rollover will take effect;

“Rollover Notice” means a notice of a Rollover substantially in the form of Schedule C;

“S&P” means Standard & Poor’s, a division of McGraw-Hill Companies, Inc. and its successors;

“Standby Fee Rate” means, at any time, a rate per annum equal to the rate set out in the following table opposite the applicable rating category assigned by Moody’s and S&P as an issuer rating or, if none, to the long term unsecured and unsubordinated debt of the Guarantor from time to time:

Rating Category (Moody’s/S&P)	Rating
Al/A+ or higher	5.0 bps
A2/A	6.0 bps
A3/A-	7.5 bps
Baal/BBB+	10.0 bps
Baa2/BBB	12.5 bps
Baa3/BBB- or lower or not rated	15.0 bps

provided that if at any time the issuer rating or, if none, the long term unsecured and unsubordinated debt of the Guarantor is rated by each of Moody’s and S&P and the rating so assigned by one of such agencies is in a category which is one category higher than the rating assigned by the other, then the Standby Fee Rate shall be the rate opposite the higher of the categories so assigned and if the rating as assigned by one of such agencies is in a category which is more than one higher than the rating assigned by the other, then the Standby Fee Rate shall be the category that is one category above the lower of such categories.  A change in the Standby Fee Rate shall be effective as provided for in Section 5.5;

“Subordinated Debt” means the Indebtedness of the Guarantor evidenced by an indenture or agreement entered into by the Guarantor subsequent to the date hereof evidencing Indebtedness of the Guarantor which in effect provides that if:

(i)                                     any Indebtedness of the Guarantor hereunder is not paid when due and such event or circumstance constitutes an Event of Default and written notice of such Event of Default has been given by or on behalf of the Lenders and such Event of Default shall not have been cured or waived; or

(ii)                                  any applicable grace period with respect to a payment default hereunder has ended and such default has not been cured or waived or ceased to exist and such circumstance or event constitutes an Event of Default and written notice of such

Event of Default has been given by or on behalf of the Lenders and such Event of Default shall not have been cured or waived; or

(iii)                               the maturity of the Indebtedness hereunder has been accelerated because of a default and such circumstance or event constitutes an Event of Default and written notice of such Event of Default has been given by or on behalf of the Lenders and such Event of Default shall not have been cured or waived; or

(iv)                              there is any distribution of assets of the Guarantor to creditors upon any dissolution, winding-up, liquidation or reorganization of the Guarantor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, then the principal amount of such Indebtedness, premium, if any, and interest shall be subordinate and junior in right of payment to, and no payments shall be made in respect thereof in priority to, the payment in full of all obligations (contingent or matured) of the Guarantor owing hereunder (or provision shall have been made for such payment) and, if any such payment is made, it shall be held in trust for the benefit of or paid over to the Lenders and other creditors ranking pari passu in right of payment with the Lenders;

“Subordinated Obligations” has the meaning specified in Section 13.5.

“Subsidiary” means:

(a)                                  any corporation of which there are owned, directly or indirectly, by or for the Guarantor (or the Borrower, as the context may require) or by or for any corporation in like relation to the Guarantor (or the Borrower, as the context may require), Voting Shares which, in the aggregate, entitle the holders thereof to cast more than 50% of the votes which may be cast by the holders of all the outstanding Voting Shares of such first mentioned corporation for the election of its directors and includes any corporation in like relation to a Subsidiary; or

(b)                                 any other person of which at least a majority of the outstanding income interests or capital interests are at the time directly, indirectly or beneficially owned or controlled by any combination of the Guarantor (or the Borrower, as the context may require) and one or more of its Subsidiaries;

“TAIL” means TransCanada American Investments Ltd., a Delaware corporation and a wholly-owned Subsidiary of the Borrower;

“Tax Refund” has the meaning given to it in Section 6.3(b);

“Taxes” has the meaning given to it in Section 6.3(a);

“TCPL” means TransCanada Pipelines Limited and its successors and assigns;

“Term Borrowing” means at any given time during the term of this Agreement the principal amount outstanding by way of Term Loans made by the Term Lenders;

“Term Commitment” means each Term Lender’s obligation hereunder to make Term Loans available to the Borrower in an aggregate principal amount in the amount, but not at any time in excess of the amount, set forth opposite such Lender’s name on the signature pages hereto as such Lender’s Term Commitment, as such amount may hereafter be decreased, cancelled or terminated from time to time pursuant to this Agreement;

“Term Lender” means each Lender that has a Term Commitment.

“Term Loans” has the meaning specified in Section 3.1(b).

“Total Capitalization of the Guarantor” means, at any time, the aggregate of Consolidated Equity and the principal amount of Funded Obligations of the Guarantor and its Subsidiaries then outstanding, all determined on a consolidated basis for the Guarantor and its Subsidiaries in accordance with Generally Accepted Accounting Principles;

“Total Commitment” means (a) with respect to the Revolving Commitments, the aggregate of the Revolving Commitments of each of the Revolving Lenders, as hereafter decreased, cancelled or terminated from time to time pursuant to this Agreement, not to exceed $300,000,000 and (b) with respect to the Term Commitments, the aggregate of the Term Commitments of each of the Term Lenders, as hereafter decreased, cancelled or terminated from time to time pursuant to this Agreement, not to exceed $700,000,000;

“Unaffected Lender” has the meaning given to it in Section 4.2;

“Dollars” and the symbol “$” each means lawful money of the United States of America; and

“Voting Shares” means shares of capital stock of any class of a corporation having under all circumstances the right to vote for the election of the directors of such corporation, provided that, for the purpose of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares whether or not such event shall have happened.

1.2                         Headings and Table of Contents

The headings, the table of contents and the Article and Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3                         References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Agreement.  The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions mean and refer to this Agreement.

1.4                         Rules of Interpretation

In this Agreement, unless otherwise specifically provided, the singular includes the plural and vice versa, “month” means calendar month, “quarter” means calendar quarter, “person” includes any individual, firm, partnership, company, corporation or other body corporate, government, governmental body, agency, instrumentality, unincorporated body of persons or association and “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including telecopier. In addition, in this Agreement where the Interest Period applicable to a Libor Loan is defined by reference to an approximate period of time, the actual period of time related thereto shall be as determined by the Agent, acting reasonably, and by giving effect to the provisions of this Agreement and as near as reasonably possible to the request of the Borrower in relation thereto so as to result in such Interest Period or other period ending on a Business Day or Banking Day as required by this Agreement.

1.5                         Generally Accepted Accounting Principles

All financial statements required to be furnished by the Guarantor to the Agent hereunder shall be prepared in accordance with Generally Accepted Accounting Principles.  Each accounting term used in this Agreement, unless otherwise defined herein or specifically dealt with herein, has the meaning assigned to it under Generally Accepted Accounting Principles and, except as otherwise provided herein, reference to any statement of consolidated financial position item, statement of consolidated income item or statement of changes in financial position item means such item as computed from the applicable financial statement prepared in accordance with Generally Accepted Accounting Principles.

1.6                         Time

Unless otherwise provided herein, all references to a time in this Agreement shall mean local time in the City of New York, New York.

1.7                         Payment for Value

All payments required to be made hereunder shall be made for value on the required day.

1.8                         Calculations by Lender

Subject to the specific terms hereof relating to a particular calculation, in circumstances where a Lender is required to make a calculation hereunder in respect of the Borrower and such calculation is of a general nature which similarly affects other persons to whom such Lender extends credit, the Lender shall, in making any such calculation, do so in its usual and customary manner and in accordance with its standard practices applicable to the Borrower and such other persons to whom it extends credit and are similarly affected by any such calculation.

1.9                         Pro Rata

If, at any time, there are Revolving Lenders with different Maturity Dates, all Revolving Lenders will share in Revolving Borrowings made hereunder based on their Lender’s Proportion except to the extent the particular Borrowings requested has a maturity date after the Maturity Date of a Revolving Lender, in which case only those Revolving Lenders with a Maturity Date later than the maturity date of the requested Borrowing will be required to participate in providing such Borrowing and the Borrower may request a similar Borrowing, to the extent permitted hereunder, from the other Revolving Lenders with a maturity date occurring on or before the Maturity Date of such Lenders.  Each such determination by the Agent shall be prima facie evidence of such Lender’s Proportion.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1                         Representations and Warranties of the Loan Parties

Each Loan Party represents and warrants to each of the Lenders and the Agent (all of which representations and warranties such Loan Party hereby acknowledges are being relied upon by the Lenders and the Agent in entering into this Agreement) that as of the date of this Agreement:

(a)                                  Corporate Existence of such Loan Party:  such Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly registered and qualified to carry on business as a corporation under the laws of each other jurisdiction in which the nature of any business transacted by it or the character of any properties and assets owned or leased by it requires such registration and qualification and has all necessary consents, authorizations, approvals, orders, certificates, licenses and permits (collectively, “consents”) from, and has made all necessary filings with, all governmental or regulatory agencies or authorities as required by law and to conduct its business in each such jurisdiction and is in compliance with all such consents, except to the extent the failure to be in good standing or to be so registered or qualified or to have such consents or to be in compliance therewith or to have made such filings or to obtain or file any of the foregoing would not have a Material Adverse Effect;

(b)                                 Existence of Subsidiaries:  each Subsidiary of the Guarantor is a person either duly incorporated or created, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or creation, and is duly registered and qualified to carry on business under the laws of each other jurisdiction in which the nature of any business transacted by it or the character of any properties and assets owned or leased by it requires such registration and qualification and has all necessary consents (as defined in Section 2.1(a)) from, and has made all necessary filings with, all governmental or regulatory agencies or authorities as required by law and to conduct its business in each such jurisdiction and is in compliance with all such consents, except to the extent the failure to be in good standing or to be so registered or qualified or to have such consents or be in compliance therewith or to have made such filings or to obtain or file any of the foregoing would not have a Material Adverse Effect;

(c)                                  Power to Carry on Business:  such Loan Party and each Subsidiary of a Loan Party has full power and capacity to own its properties and assets and conduct its business as presently conducted except, in respect of any such Subsidiary, to the extent the absence of any such power or capacity would not have a Material Adverse Effect;

(d)                                 Corporate Power to Enter into Loan Documents:  the execution, delivery and performance by such Loan Party of each of the Loan Documents to which it is a party:

(i)                                     have been duly authorized by all necessary corporate action;

(ii)                                  are within its corporate power and capacity;

(iii)                               do not violate any provision of law or of its constitutional documents;

(iv)                              will not result in a breach of or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to, any indenture or other agreement or instrument to which it is a party or by which it or its property may be bound or affected; and

(v)                                 do not require any license, consent or approval of or notice to or filing with any governmental agency or regulatory agency or authority;

(e)                                  Execution and Delivery of Loan Documents:  each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto;

(f)                                    Enforceability:  except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms;

(g)                                 Financial Position:  the audited consolidated financial statements of the Guarantor for the most recently ended Fiscal Year of the Guarantor which have been made available to its shareholders:

(i)                                     fairly present in all material respects the consolidated financial position of the Guarantor and its Subsidiaries as at the date thereof and the results of its operations for the period covered thereby; and

(ii)                                  have been prepared in accordance with Generally Accepted Accounting Principles;

and since such date, no Material Adverse Effect has occurred;

(h)                                 Insurance:  the property of the Guarantor and its Material Subsidiaries which is of a character usually insured by persons operating like businesses to the Guarantor and its Material Subsidiaries is properly insured with reputable insurers (which may include associations or other organizations for mutual or reciprocal insurance) against loss or damage by fire or other hazards of the nature and to the extent that such properties are usually insured by persons operating like businesses to the Guarantor and its Material Subsidiaries; except to the extent that from time to time another method or plan of protection against such loss or damage is substituted, in whole or in part, for the aforesaid insurance provided such plan or method shall afford protection to the property of the Guarantor and its Material Subsidiaries at least equal to the plan or method of protection against such loss or damage then generally in use with respect to similar property subject to similar or greater hazards or risks;

(i)                                     Litigation:  there are no actions, suits, litigation or other proceedings (including proceedings by or before any arbitrator, government commission, board, bureau or other administrative agency) pending or, to the knowledge of such Loan Party, threatened against or affecting the Guarantor or any of its Subsidiaries which would, if determined adversely to the Guarantor or such Subsidiary, be reasonably likely to result in a Material Adverse Effect;

(j)                                     Compliance with Laws:  such Loan Party and each of its Subsidiaries and their respective businesses and operations are in compliance with all federal, provincial, state and local laws, rules, regulations and orders, including, without limitation, Environmental Laws, except to the extent failure to so comply would not result in a Material Adverse Effect;

(k)                                  Environmental Condition of Property: the properties and assets of such Loan Party and each of its Subsidiaries:

(i)                                     are not the subject of any outstanding orders from a government agency or otherwise alleging violation of any Environmental Laws; and

(ii)                                  comply, with respect to their use and condition, with all Environmental Laws and all terms and conditions of all permits, licenses and other authorizations, which are required under all Environmental Laws;

except to the extent that such orders or failure to so comply would not result in a Material Adverse Effect;

(l)                                     Ranking with Other Debt:  all payment obligations of such Loan Party hereunder rank at least pari passu in right of payment with the other unsecured and unsubordinated Indebtedness of such Loan Party for borrowed money (except for such claims as may be preferred by operation of law); and

(m)                               Events of Default:  no event or circumstance has occurred and is continuing which constitutes, or which with the giving of notice, lapse of time or both would constitute, an Event of Default.

(n)           Purchase Agreement:

(i)                                     TAIL has full corporate power and capacity to enter into and perform its obligations under the Purchase Agreement;

(ii)                                  as of the Acquisition Closing Date, the execution, delivery and performance by TAIL of the Purchase Agreement:

(A)                              have been duly authorized by all necessary corporate action on the part of TAIL;
(B)                                are within the corporate, power and capacity of TAIL;
(C)                                will not violate any provision of law applicable to TAIL (except to the extent provided for in subparagraph (E) below) or of its constitutional documents;
(D)                               will not result in the breach of or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to, any indenture or other agreement or instrument to which it is a party or by which it or its property may be bound or affected, except to the extent any such breach, default or failure to obtain consent would not reasonably be expected to have a Material Adverse Effect; and
(E)                                 does not require any license, consent or approval of or advance notice to or advance filing with any governmental agency or regulatory authority which has not been obtained, other than any such license, consent, approval, notice or filing the failure of which to obtain or file would not enjoin, materially restrict, prohibit or make illegal the Acquisition;

(iii)                               the Purchase Agreement has been duly executed and delivered by TAIL;

(iv)                              the Purchase Agreement has not been amended, nor have any conditions precedent to the Acquisition that is for the benefit of the Guarantor or its Subsidiaries been waived except to the extent any such amendment or waiver would not reasonably be expected to have a Material Adverse Effect; and

(v)                                 the Purchase Agreement is a legal, valid and binding obligation of TAIL, enforceable against TAIL in accordance with its terms except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

(o)                                 Margin Regulations:  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(p)                                 Investment Company Act:  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

2.2                                                                               Representations and Warranties of the Lenders

Each Lender, in respect of itself only, represents and warrants to the Borrower that as of the date of this Agreement:

(a)                                  Authorization, Execution and Delivery:  this Agreement has been duly authorized, executed and delivered by the Lender; and

(b)                                 Enforceability:  except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, this Agreement is a legal, valid and binding obligation of the Lender enforceable against the Lender in accordance with its terms.

Article 3
THE CREDIT FACILITY

3.1                                                                               Obligations of Each Lender

(a)  Revolving Loans.  Relying on each of the representations and warranties set out in Section 2.1, and subject to the terms and conditions of this Agreement, each Revolving Lender agrees to make revolving loans (“Revolving Loans”) available to the Borrower up to the amount of its Revolving Commitment commencing on the date of this Agreement and ending on the Maturity Date of such Lender by way of the advance of Revolving Loans by each such Lender.  Within the limits of each Revolving Lender’s Revolving Commitment, prior to the Maturity Date of such Lender, the Borrower may increase or decrease Revolving Borrowings from each such Lender by obtaining Revolving Loans and by making repayments in respect thereof.  No Revolving Lender shall have any obligation to make any Revolving Borrowing available if, after giving effect thereto, the Revolving Borrowings from such Lender would exceed the Revolving Commitment of such Lender.

(b)  Term Loans.  Relying on each of the representations and warranties set out in Section 2.1, and subject to the terms and conditions of this Agreement, each Term Lender agrees to make term loans (“Term Loans”) available to the Borrower up to the amount of its Term Commitment commencing on the date of this Agreement and ending on the date that is six months after the date of this Agreement by way of the advance of Term Loans by each such Lender.  Term Borrowings made under this Section 3.1(b) and repaid or prepaid may not be reborrowed.  No Term Lender shall have any obligation to make any Term Borrowing available if, after giving effect thereto, the Term Borrowings from such Lender would exceed the Term Commitment of such Lender.

3.2                                                                               Purpose

(a)  Revolving Borrowings.  Revolving Borrowings shall only be used by the Borrower for general corporate purposes (including, without limiting the generality of the foregoing, capital expenditures and acquisitions).

(b)  Term Borrowings.  Term Borrowings shall only be used by the Borrower, directly or indirectly through a Subsidiary, to pay a portion of the purchase price with respect to the Acquisition.

3.3                                                                               Borrowings

Subject to the provisions of this Agreement, the Borrower may borrow Loans as follows:

(a)                                  Base Rate Loans:  Base Rate Loans from the Lenders upon prior written notice given no later than the Business Day prior to the date of such requested Borrowing; and

(b)                                 Libor Loans:  Libor Loans from the Lenders upon prior written notice given no later than the third Banking Day prior to the date of such requested Borrowing;

each such notice to be given by the Borrower prior to 10:00 a.m. (New York time) on the last day on which such notice can be given pursuant to this Section 3.3 and to be substantially in the form of Schedule A.  All Borrowings must be requested in minimum amounts of $10,000,000.

3.4                                                                               Selection of Interest Periods

If the Borrower elects to borrow by way of a Libor Loan pursuant to Section 3.3, elects to Convert a Borrowing into a Libor Loan pursuant to Section 3.7 or elects to Rollover a Libor Loan pursuant to Section 3.8, the Borrower shall, prior to the beginning of the Interest Period applicable to such Libor Loan, in accordance with the same period of notice required for the initial drawdown of a Libor Loan as set forth in Section 3.3, select and notify the Agent of the Interest Period (which shall begin and end on a Banking Day) applicable to such Libor Loan.

3.5                                                                               Notice of Repayment

The Borrower shall give the Agent prior written notice of each repayment of Borrowings in accordance with the same period of notice required pursuant to Section 3.3 for the initial drawdown of the basis of Borrowing being repaid, such notice to be substantially in the form of Schedule A.  Notwithstanding the foregoing, a Libor Loan shall only be repaid on the last day of the Interest Period applicable to such Libor Loan unless, in respect of any payment made on a Libor Loan other than on the last day of the Interest Period applicable to such Libor Loan, the Borrower pays all amounts payable in respect thereof pursuant to Section 10.5.

3.6                                                                               Pro-Rata Treatment of Borrowings

(a)                                  Pro-Rata Borrowings:  (i)  Revolving Borrowings.  Subject to Sections 1.9, 3.6(b), 3.11(b) and 3.11(c) and that there may be Revolving Lenders with different Maturity Dates, each Revolving Borrowing shall be made available by each Revolving Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the proportion of Revolving Borrowings outstanding hereunder to each Revolving Lender will, to the extent possible, thereafter be in the same proportion as the Lender’s Proportion of such Lender.  The Agent is authorized by the Borrower and each Revolving Lender to determine, in its sole and unfettered discretion, the amount of Revolving Borrowings to be made available by each Revolving Lender and the application of repayments and reductions of Revolving Borrowings to give effect to the provisions of this Section 3.6(a)(i) and Section 6.2; provided that no Revolving Lender shall, as a result of any such determination, have Revolving Borrowings outstanding in an amount which is in excess of the amount of its Revolving Commitment.

(ii)  Term Borrowings.  Subject to Section 3.6(b), each Term Borrowing shall be made available by each Term Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the proportion of Term Borrowings outstanding hereunder to each Term Lender will, to the extent possible, thereafter be in the same proportion as the Lender’s Proportion of such Lender.  The Agent is authorized by the Borrower and each Term Lender to determine, in its sole and unfettered discretion, the amount of Term Borrowings to be made available by each Term Lender and the application of repayments and reductions of Term Borrowings to give effect to the provisions of this Section 3.6(a)(ii) and Section 6.2; provided that no Term Lender shall, as a result of any such determination, have Term Borrowings outstanding in an amount which is in excess of the amount of its Term Commitment.

(b)                                 Agent’s Discretion on Allocation:  In the event it is not practicable to allocate Borrowings in accordance with Section 3.6(a) by reason of the occurrence of circumstances described in Sections 10.2, 10.3 or 10.4, the Agent is authorized by the Borrower and each Lender to make such allocation as the Agent determines in its sole and unfettered discretion may be equitable in the circumstances; provided that the cost to the Borrower of such Borrowings is not thereby increased.

(c)                                  Further Assurances by Borrower:  To the extent reasonably possible, the Borrower and each Lender agrees to be bound by and to do all things necessary or appropriate to give effect to the provisions of this Section 3.6.

3.7                                                                               Conversion Option

The Borrower may, during the term of this Agreement and on a day which is either a Business Day or Banking Day, as applicable, convert any Borrowing to another basis of Borrowing upon giving the Agent a Conversion Notice in accordance with the period of notice and other requirements set out in Section 3.3 applicable to the basis of Borrowing to which any such Borrowing is being converted (other than delivery of a notice in the form of Schedule A), provided that a Libor Loan may only be converted on the last day of the Interest Period applicable to such Libor Loan or on any other day if the Borrower pays all amounts payable in respect thereof pursuant to Section 10.5.

The conversion of a Borrowing to another basis of Borrowing shall convert the obligation of the Borrower from the one Borrowing into the other Borrowing but shall not constitute a repayment or prepayment hereunder.

3.8                                                                               Rollovers and Deemed Conversions

The Borrower may, during the term of this Agreement, rollover all or any portion of a Libor Loan for an additional Interest Period subsequent to the initial or any subsequent Interest Period, upon giving the Agent at the Agent’s Branch of Account a Rollover Notice in accordance with the period of notice and other requirements set out in Section 3.3 applicable to Libor Loans (other than delivery of a notice in the form of Schedule A), unless immediately prior to the commencement of any subsequent Interest Period, an Event of Default shall have occurred and be continuing, in which event the Borrower shall be deemed to have converted any such Libor Loan to a Base Rate Loan, in each case pursuant to Section 3.7 on the last day of the Interest Period applicable thereto, in each case unless the Agent in its discretion acting reasonably, otherwise permits.  In the event a Rollover Notice in respect of an existing Libor Loan is not given pursuant to this Section 3.8 or a Conversion Notice in respect of such existing Libor Loan is not given pursuant to Section 3.7, any such Libor Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable to such existing Libor Loan and the provisions of the last sentence of Section 3.7 shall apply to any such conversion.

3.9                                                                               Notices Irrevocable

Except as otherwise permitted by the Agent, all notices delivered or deemed to be delivered by the Borrower pursuant to Article 3 shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.

3.10                                                                        Extension

(a)                                  Request for Extension:  The Borrower may, from time to time, request an extension of the Maturity Date of each Revolving Lender who has not previously refused to agree to any such request (each, a “Requested Lender”) by sending to the Agent a Request for Extension, certifying therein, for the benefit of the Requested Lenders, that (i) the representations and warranties contained in Section 2.1 are true and correct on the date thereof with the same effect as if such representations and warranties were made on such date except as noted therein and (ii) the then applicable rating category assigned by at least one of Moody’s or S&P as an issuer rating or, if none, to the long term unsecured and unsubordinated debt, of the Guarantor better than Baa3 or BBB-, respectively, not later than the forty-fifth day and not earlier than the sixtieth day prior to the then current Extension Date and the Agent shall forthwith, and in any event within one (1) Business Day, notify each Requested Lender of such request and each such Requested Lender shall acknowledge receipt of such notification.  Each Requested Lender shall advise the Agent as to whether it agrees to extend the Maturity Date in accordance with any such Request for Extension before the twentieth day prior to the Extension Date, provided that in the event such Lender does not so advise the Agent before such twentieth day, such Lender shall be deemed to have advised the Agent that it is not prepared to extend the applicable Maturity Date.  Within two (2) Business Days of the Agent receiving from each Requested Lender its decision with respect to extending the applicable Maturity Date, the Agent shall, subject to Section 3.10(c), advise the Borrower of the Requested Lenders that have agreed to extend the applicable Maturity Date.

(b)                                 Payment or Replacement by Borrower:  Subject to Section 3.10(c), if a Requested Lender does not agree to extend the Maturity Date (such Lender being a “Non-Agreeing Lender” and any Requested Lender agreeing to extend such Maturity Date being an “Agreeing Lender”) the Borrower may, but is not obligated, to:

(i)                                     so long as there exists no Event of Default and subject to Section 10.5, repay all Borrowings and other amounts owing hereunder to any Non-Agreeing Lender on or prior to the then current applicable Maturity Date and upon such payment any Non-Agreeing Lender shall cease to be a Lender hereunder and each such Non-Agreeing Lender’s Commitment shall be terminated and the Total Commitment reduced accordingly; or

(ii)                                  arrange for a replacement lender (which may be one of the Lenders) to replace each Non-Agreeing Lender’s Revolving Borrowings and its Revolving Commitment on or prior to the then current applicable Maturity Date; provided that any such replacement lender (if it is not a Lender) shall have been approved by the Agent (such approval not to be unreasonably withheld) and shall be novated into the Loan Documents in the place and stead of the Non-Agreeing Lender by execution of all necessary documentation on or prior to the then current applicable Maturity Date and in respect of which the Lenders shall do all things and make all such adjustments as are reasonably necessary to give effect to any such replacement and the Maturity Date of such replacement Lender shall be the same as the Agreeing Lenders.

(c)                                  Non-Extension:  The applicable Maturity Date shall not be extended in accordance with Section 3.10(a) if Requested Lenders holding more than fifty-one percent (51%) of the Revolving Commitments of all Requested Lenders at such time do not agree or are deemed not to agree to extend such Maturity Date pursuant to any Request for Extension.

In any such case:

(i)                                     the applicable Maturity Date of all such Requested Lenders shall not be extended; and

(ii)                                  the Borrower shall not be entitled to request any further extensions of such Maturity Date.

(d)                                 Extension for all Requested Lenders:  If all Requested Lenders agree to extend the applicable Maturity Date pursuant to a Request for Extension, then the Maturity Date for all Requested Lenders shall be extended for a period of one (1) year.

(e)                                  Partial Extension:  If, with respect to any Request for Extension, the provisions of Section 3.10(c) or 3.10(d) are not applicable and there are Non-Agreeing Lenders under Section 3.10(b) then:

(i)                                     the applicable Maturity Date for the Agreeing Lenders shall be extended for a period of one (1) year;

(ii)                                  the applicable Maturity Date for the Non-Agreeing Lenders shall not be extended; and

(iii)                               in the case of Section 3.10(e)(ii), the Borrower shall not be entitled to request any further offers to extend the applicable Maturity Date from such Non-Agreeing Lenders.

(f)                                    Independent Decision:  The Borrower understands that consideration of any Request for Extension constitutes an independent credit decision which each Lender retains the absolute and unfettered discretion to make and that no commitment in this regard is hereby given by any Lender.

3.11                                                                        Takeover Notification

Except as may relate to the Acquisition or to the acquisition by certain Subsidiaries of the Guarantor of American Natural Resources and ANR Storage Company and an additional 3.55% interest in Great Lakes Gas Transmission Limited Partnership, in each case from El Paso Corporation or subsidiaries thereof, in the event the Borrower wishes to utilize Borrowings to, or to provide funds to any Subsidiary to, offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities or an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any person (other than a private issuer as defined under the Securities Act (Alberta) or a corporation whose shares are directly or indirectly held by one person) (the “Target”) where, as of the date of the offer to acquire, the securities that are subject to the offer to acquire, together with the securities of the Target that are beneficially owned, or over which control or direction is exercised, by the Borrower and its Subsidiaries and any person acting jointly or in concert with any thereof on the date that the offer to acquire is made, constitute in the aggregate the lesser of such percentage of outstanding securities as is considered to be a “takeover bid” under any law or regulation applicable to the Target and twenty percent (20%) or more of all of the outstanding securities of that class of securities of the person (a “Takeover”) except where such Takeover is made pursuant to exemptions from formal takeover bid requirements as provided in Section 161 of the Securities Act (Alberta) or any order of the Alberta Securities Commission or in any successor legislation or by any successor securities regulatory authority or in any analogous provisions of the securities laws of any other jurisdiction or by any securities regulatory authority of any other jurisdiction, then either:

(a)                                  Agreement of the Target Entity:  the Borrower shall provide to the Agent evidence satisfactory to the Agent of the agreement of the board of directors or like body of the Target approving the Takeover; or

(b)                                 No Conflict by Lenders:  the following steps shall be followed:

(i)                                     no later than the fifth Business Day prior to the delivery of any notice to the Agent pursuant to Section 3.4 requesting Accommodations intended to be utilized for such Takeover, the President, Chief Financial Officer or Treasurer of the Borrower (or such other senior officer of the Borrower as may be designated by the Borrower from time to time) shall notify the Agent who shall forthwith, but, in any event not later than the following Business Day, notify a Vice President or more senior officer of each Lender (or such other senior officer of such Lender as may be designated by such Lender from time to time) from whom Accommodations will be requested to fund such Takeover of the particulars of such Takeover in sufficient detail to enable such Lender to determine whether it is a Conflicted Lender;

(ii)                                  no later than the fourth Business Day following the day on which notice is given by the Borrower to the Agent pursuant to Section 3.11(b)(i), each such Lender shall notify the Agent of such Lender’s determination, acting reasonably, as to whether it is a Conflicted Lender, failing which such Lender shall be deemed not to be a Conflicted Lender (a “Non-Conflicted Lender”); and

(iii)                               the Agent shall promptly notify the President, Chief Financial Officer, Treasurer or other applicable senior officer of the Borrower of such Lender’s determination.

In the event that any Lender has determined it is a Conflicted Lender, then upon the Agent so notifying the Borrower, such Lender shall have no obligation to provide Accommodations for such Takeover notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Non-Conflicted Lender shall have an obligation, up to the amount of its Commitment, to provide Accommodations for such Takeover, and any such Accommodations for such Takeover shall be provided by each Non-Conflicted Lender in accordance with the ratio that its Lender’s Proportion bears to the aggregate of the Lender’s Proportions of all the Non-Conflicted Lenders.

For the purposes of this Section 3.11, a Lender shall be a “Conflicted Lender” only if such Lender:

(A)                              has existing commitments (whether funded or unfunded) to provide credit to the person subject to the Takeover (including the Target);
(B)                                is providing financial advisory or other similar services to the person subject to the Takeover (including the Target); or
(C)                                there exists other circumstances which such Lender has advised the Borrower of and which would make it inappropriate for such Lender, acting reasonably, to fund a Takeover.

(c)                                  Adjustment:  If Accommodations are utilized for the purposes of a Takeover (a “Takeover Loan”) and there are Conflicted Lenders, the Lender’s Proportion of each Non-Conflicted Lender shall be temporarily adjusted in accordance with Section 3.11(b) and subsequent Accommodations shall be funded firstly by Conflicted Lenders and subsequent repayments shall be applied firstly to amounts owed to Non-Conflicted Lenders, in each case, until such time as the Lender’s Proportion of each Non-Conflicted Lender and Conflicted Lender is equal to such Lender’s Proportion in effect immediately prior to the advance of the Takeover Loan.

Article 4
REPAYMENT AND PREPAYMENT

4.1                                                                               Reduction of Commitment and Repayment of Borrowings

On the Maturity Date of each Lender, the Borrower shall repay all Borrowings and all other amounts owing hereunder to such Lender and the Commitment(s) of such Lender shall be reduced to zero.  The Borrower shall ensure that all Libor Loans forming a part of the Borrowings of such Lender mature on or before the Maturity Date of such Lender.

4.2                                                                               Cancellation of Commitment and Prepayment and Replacement

The Borrower may, without penalty or premium, at any time and from time to time during the term of this Agreement upon written notice substantially in the form of Schedule A given no later than the fifth Business Day prior to the cancellation date set out in such notice, cancel all of the Total Commitment or any portion thereof in minimum amounts of $10,000,000 and whole multiples thereafter of $10,000,000 by canceling the Revolving Commitment or Term Commitment of each Lender in an amount equal to such Lender’s Proportion of the amount of the Total Commitment being so cancelled; provided that on or prior to the day immediately preceding the cancellation date set out in such notice the Borrower has:

(a)                                  Prepaid Borrowings:  prepaid or otherwise reduced Borrowings outstanding to each Lender in an amount equal to the amount by which Borrowings outstanding to such Lender would otherwise be in excess of the amount of such Lender’s applicable Commitment immediately after the reduction of the Total Commitment provided for in such notice; and

(b)                                 Paid Interest:  paid all accrued interest and other charges and fees in respect of the Borrowings being repaid or reduced as aforesaid.

Any such notice of cancellation is irrevocable and the amount of the Total Commitment and each Lender’s Commitment so cancelled and reduced may not be reinstated hereunder.  Notwithstanding the foregoing, the Borrower shall be entitled to exercise its rights under this Section 4.2 in respect of the Revolving Commitment of those Revolving Lenders whose Maturity Dates are the same without being concurrently required to cancel any other Revolving Commitment.

In addition to the foregoing and if a Lender is (in this Section 4.2, an “Affected Lender” and any Lender which is not an Affected Lender being an “Unaffected Lender”):

(i)                                     a Conflicted Lender who has not waived its status as a Conflicted Lender pursuant to Section 3.11(b)(ii);

(ii)                                  a Lender in respect of whom the Borrower has been required to make increased payments pursuant to Section 6.3(a);

(iii)                               a Lender who has invoked the provisions of Section 10.2, Section 10.3 or Section 10.4;

(iv)                              a Lender who has not consented to a request by the Borrower to an amendment or waiver of the provisions of Section 8.2 set out in Section 11.12(a)(vi); or

(v)                                 a Lender who has failed to provide a Borrowing as and when required hereunder;

the Borrower may for a period of sixty (60) days after such Lender has become an Affected Lender and without prejudice to any other right or remedy the Borrower may have in respect of a Lender who has failed to provide a Borrowing as and when required hereunder:

(c)                                  Payment:  so long as there exists no Event of Default and subject to Section 10.5 (other than in respect of the circumstances referred to in (iv) of the preceding paragraph, in which case no such conditions shall apply), repay all Borrowings and other amounts owing hereunder to such Affected Lender and upon such payment such Affected Lender shall cease to be a Lender hereunder and such Affected Lender’s Commitment shall be terminated and the Total Commitment reduced accordingly; or

(d)                                 Replacement:  arrange for a replacement lender (which may be one of the Lenders) to replace such Affected Lender’s Borrowings and its Commitment(s) provided that any such replacement lender (if it is not a Lender) shall have been approved by the Agent (such approval not to be unreasonably withheld) and shall be novated into the Loan Documents in the place and stead of such Affected Lender by execution of all necessary documentation within such sixty (60) day period and in respect of which the Lenders shall do all things and make all such adjustments as are reasonably necessary to give effect to any such replacement.

4.3                                                                               Evidence of Indebtedness

The Agent shall open and maintain on the books at the Agent’s Branch of Account accounts and records (the “Accounts”) evidencing the Borrowings and other amounts owing by the Borrower to the Agent and each Lender under this Agreement.  The Agent shall debit therein the amount of such Borrowings and shall enter therein as a credit each payment of principal of and interest on the Borrowings and fees and other amounts payable pursuant to this Agreement by the Borrower and shall record all other amounts becoming due to the Agent, and each Lender under this Agreement.  The Accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Agent and each Lender pursuant to this Agreement, the date each Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal of and interest on the Borrowings, fees payable pursuant to this Agreement and other amounts owing hereunder.

Article 5
PAYMENT OF INTEREST AND FEES

5.1                                                                               Interest on Base Rate Loans

The Borrower shall pay to the Agent on behalf of each Lender interest in Dollars on each Base Rate Loan made by each such Lender at a rate per annum equal to the Base Rate.  A change in the Base Rate shall simultaneously cause a corresponding change in the interest payable for a Base Rate Loan.  Such interest shall be payable quarterly in arrears on the third Business Day following each Interest Date applicable to such Base Rate Loan or on the Maturity Date of each such Lender for the period commencing on and including the day of the advance of each such Base Rate Loan or the day after the immediately preceding Interest Date to which interest has been paid, as applicable, up to and including the Interest Date to which interest is payable or up to but excluding the Maturity Date of each such Lender and shall be calculated on a daily basis on the principal amount outstanding under each such Base Rate Loan in such period based on the actual number of days elapsed in the period for which such interest is payable divided by three hundred sixty-five (365) or three hundred and sixty-six (366) depending on the actual number of days in the year for which such interest is determined.

5.2                                                                               Interest on Libor Loans

The Borrower shall pay to the Agent on behalf of each Lender interest in Dollars on each Libor Loan made by each such Lender at a per annum rate of interest based on a three hundred sixty (360) day year equal to the sum of Libor plus the applicable Margin on the first day of the Interest Period applicable to such Libor Loan.  Such interest shall be payable in arrears on each Interest Date applicable to such Libor Loan for the period commencing on and including the day of advance of each such Libor Loan or the last Interest Date to which interest has been paid, as applicable, up to but excluding the Interest Date to which such interest is payable and shall be calculated on a daily basis on the principal amount outstanding under each such Libor Loan in such Interest Period based on the actual number of days elapsed in the period for which such interest is payable divided by three hundred sixty (360).

5.3                                                                               Interest on Overdue Amounts

The Borrower shall, on demand, pay to the Agent on behalf of each Lender interest on all overdue payments owing by it in connection with this Agreement from the date any such payment becomes overdue and for so long as such amount remains unpaid at a rate per annum which is equal to the Base Rate plus two percent (2%) in respect of amounts due in Dollars to the Lenders.

Such interest on overdue amounts shall be compounded monthly and shall be payable both before and after default, maturity and judgment.

5.4                                                                               Standby Fees

Prior to the Maturity Date of each Lender, the Borrower shall pay standby fees to the Agent on behalf of each Lender at the Agent’s Applicable Account for Payments quarterly in arrears on the third Business Day of each calendar quarter in each year during the term of this

Agreement commencing with the third Business Day of the calendar quarter occurring after the Effective Date.  Each payment of standby fees shall be calculated for the period commencing on and including the Effective Date or the first day of the calendar quarter following a calendar quarter for which standby fees have been paid, as the case may be, up to and including the last day of such calendar quarter or the Maturity Date of each Lender and shall be in an amount equal to the applicable Standby Fee Rate in effect on each day during such period calculated daily on the amount of such Lender’s Commitment in effect on such day during such period. Such standby fees shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.

5.5                                                                               Effective Date of Rating Change

In the event of a change in the rating assigned by Moody’s or S&P as an issuer rating or to the long term unsecured and unsubordinated debt of the Guarantor which results in a change to the Margin or Standby Fee Rate, such change shall take effect immediately on such change in the rating occurring and, if the Agent is not made aware of any such change in the rating immediately, the Agent, the Borrower and the Lenders shall make all adjustments, if any, as are necessary to ensure that all interest and fees payable hereunder are paid based on the correct Margin and Standby Fee Rate in effect from time to time.

5.6                                                                               Agent’s Fees

The Borrower shall pay agency fees to the Agent for the Agent’s sole account at the Agent’s Applicable Account for Payments at the time or times and in the amount agreed to in writing by the Borrower and the Agent.  Such fees shall, for purposes of this Agreement, be deemed to be amounts payable pursuant to this Agreement.

5.7                                                                               Maximum Rate Permitted by Law

Under no circumstances shall a Lender be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under this Agreement at a rate that is prohibited by applicable law.  Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the effective annual rate of “interest” (as defined in section 347 of the Criminal Code of Canada) received or to be received by a Lender (determined in accordance with such section) on any amount of “credit advanced” (as defined in that section) pursuant to these presents or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 5.7 be a rate that is prohibited by applicable law, then the effective annual rate of interest, as so determined, received or to be received by the Lender on such amount of credit advanced shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if the Lender has received a payment or partial payment which would, but for this Section 5.7, be so prohibited then any amount or amounts so received by the Lender in excess of the adjusted rate shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts due to the Lender at the adjusted rate or shall be paid to the Borrower if no further interest, fees or other amounts are or will become due to the Lender.

5.8                                                                               Interest Act

Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

5.9                                                                               Waivers

To the extent permitted by applicable law, any provision of the Interest Act (Canada) or the Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by each Loan Party.

Article 6
PAYMENT AND TAXES

6.1                                                                               Time, Place and Currency of Payment

Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid in Dollars at or before 11:00 a.m. (New York time) on the day such payment is due.  If any such day is not a Business Day or a Banking Day, as applicable, such amount shall be deemed for all purposes of this Agreement to be due on the Business Day or Banking Day next following such day and any such extension of time shall be included in the computation of the payment of any interest or fees payable under this Agreement unless such extension of time is included in a successive period for which interest is payable hereunder.  Unless otherwise specifically provided for herein, all payments required to be made by the Borrower or a Lender shall be made to the Agent’s Applicable Account for Payments.  Receipt by the Agent from the Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the Agent or Lenders, as the case may be.

6.2                                                                               Application of Payments Prior to an Event of Default

Except as otherwise agreed to by all of the Lenders in their sole discretion, all payments made by or on behalf of the Borrower pursuant to this Agreement prior to the delivery of an Acceleration Notice shall be applied by the Agent ratably, among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

(a)                                  Expenses:  firstly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

(b)                                 Agent’s Fees:  secondly, in payment of any amounts due and payable as and by way of the Agent’s fees referred to in Section 5.6;

(c)                                  Standby Fees:  thirdly, in payment of any amounts due and payable as and by way of the standby fees referred to in Section 5.4;

(d)                                 Interest:  fourthly, in payment of any amounts due and payable as and by way of interest pursuant to Sections 5.1 and 5.2, and interest on overdue amounts pursuant to Section 5.3; and

(e)                                  Other Amounts (other than Borrowings): fifthly, in payment of any amounts (other than Borrowings) then due and payable by the Borrower hereunder other than amounts hereinbefore referred to in this Section 6.2;

with the balance to be applied to repay or otherwise reduce Borrowings in a manner so that the Borrowings outstanding hereunder will, to the extent possible but subject to Section 3.6(a), be outstanding or in the same proportion as the Lender’s Proportion of such Borrowings.

6.3                                                                               Taxes

(a)                                  Withholding:  Each Loan Party agrees that any and all payments by such Loan Party to or for the benefit of the Lenders shall be, except as otherwise required by law or expressly provided in this Section 6.3, free and clear of and without set-off, counterclaim, reduction or deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on such Lender’s income or such Lender’s capital, and franchise taxes imposed on such Lender, and taxes imposed with respect to such payments by the United States or any political subdivision thereof, or any other jurisdiction or country which taxes are imposed by reason of such Lender being resident in the United States or such other country or carrying on business in, or maintaining a permanent establishment or fixed base in, the United States or such other country, unless such residence, business, permanent establishment or fixed base arises solely by reason of a Borrowing hereunder or any other right under this Agreement or the receipt of any payment on or with respect to any Borrowing from such Lender (all such excluded taxes referred to in this Section 6.3 being referred to herein as “Excluded Taxes” and all such other taxes (other than Excluded Taxes), levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as “Taxes”).  If a Loan Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 6.3), such Lender has received an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings, and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.  “Excluded Taxes” shall include, in the case of any Foreign Lender, any United States withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 6.3(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 6.3(a).

(b)                                 Refunds:  If any Taxes are imposed on or with respect to any payment on or under this Agreement, in consequence of which a Loan Party is required to make any additional payment to any Lender under this Section 6.3, and if such Lender is entitled to a cash refund which is both identifiable and quantifiable by such Lender as being attributable to the imposition of such Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability to such Lender by filing one or more forms, certificates, documents, applications or returns (collectively, the “Forms”), then such Lender shall within a reasonable time after receiving a written request from such Loan Party (which request shall specify in reasonable detail the Forms to be filed and explain the actions necessary to obtain such Tax Refund), file such Forms.  If such Lender subsequently receives a Tax Refund, and such Lender is able to identify the Tax Refund as being attributable, in whole or in part, to the tax with respect to which such additional payment was made, then such Lender shall reimburse the applicable Loan Party such amount as such Lender shall determine acting in good faith to be the proportion of the Tax Refund, together with any interest received thereon, attributable to such additional payment as will leave such Lender after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by a Lender to a Loan Party is subsequently disallowed, such Loan Party shall repay such Lender such amount (together with interest and any applicable penalty payable by such Lender to the relevant taxing authority) promptly after receipt of notice by such Lender of such disallowance.  Each Loan Party agrees to reimburse each such Lender for such Lender’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by such Lender in respect of this Section 6.3 may be deducted from the amount of any reimbursement to such Loan Party in respect of any Tax Refund pursuant to this Section 6.3.

(c)                                  Cooperation:  In the event that a Loan Party makes any indemnification payment to a Lender under this Section 6.3 and in the event such Lender determines in its good faith judgment that it is not liable for the Taxes for which such indemnification payment was made, such Lender agrees to use reasonable efforts to cooperate with such Loan Party in contesting the liability for such Taxes; provided that, such Loan Party shall reimburse such Lender for any reasonable out-of-pocket costs and expenses incurred in providing such cooperation and shall indemnify and hold such Lender harmless from and against any liabilities incurred as a result of such Lender providing such cooperation or contesting such liability, and provided further that no such cooperation shall be required if such contest shall in such Lender’s good faith judgment subject it to any liability not covered by such indemnity.

(d)                                 Tax Forms.  Each Foreign Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Lender Transfer Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with the number of original copies requested by the recipient of any required forms, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding Tax on payments pursuant to this Agreement or the Notes (including Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” both a Form W-8BEN and a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code).

(e)                                  Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 6.3 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Branch of Account if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Article 7
CONDITIONS PRECEDENT

7.1                                                                               Effectiveness and Conditions Precedent

This Agreement shall become effective on the date hereof if the following conditions precedent are satisfied:

(a)                                  Receipt of Documentation:  the Agent has received, in form and substance satisfactory to the Lenders acting reasonably, the following:

(i)                                     a duly executed copy of this Agreement for each Lender and the Agent;

(ii)                                  a certificate of the Guarantor dated as of such date certifying that:

(A)                              as of such date, there exists no Event of Default and no event or circumstance has occurred and is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default; and
(B)                                the representations and warranties of the Loan Parties contained in Article 2 are true and correct as of such date;

(iii)                               a certified copy of the Purchase Agreement and all other material documentation related to the Acquisition;

(iv)                              the most recent publicly disclosed consolidated balance sheet for the Guarantor;

(v)                                 a certificate of the Guarantor dated as of such date listing the Material Subsidiaries;

(vi)                              a certified copy of a directors’ resolution of the Guarantor with respect to the Loan Documents, certified as of such date;

(vii)                           a certificate of the Guarantor dated as of such date, setting forth specimen signatures of the individuals executing the Loan Documents;

(viii)                        a certified copy of a directors’ resolution of the Borrower with respect to the Loan Documents, certified as of such date;

(ix)                                a certificate of the Borrower dated as of such date, setting forth specimen signatures of the individuals executing the Loan Documents;

(x)                                   an officer’s certificate from a senior officer of the Guarantor certifying the rating provided by either of Moody’s or S&P as an issuer rating or to the long term unsecured and unsubordinated debt, if any, of the Guarantor as of such date:

(xi)                                an opinion of Kristine Delkus, Deputy General Counsel, Pipelines and Regulatory Affairs, counsel to the Guarantor, addressed to the Agent and each Lender, with respect to the transactions provided for herein, substantially in the form attached as Schedule F;

(xii)                             an opinion of Mayer, Brown, Rowe & Maw LLP, special New York counsel to the Borrower, addressed to the Agent and each Lender, with respect to the transactions provided for herein, substantially in the form attached as Schedule G;

(xiii)                          an opinion of Shearman & Sterling LLP, counsel to the Lenders, addressed to the Agent and each Lender, substantially in the form attached as Schedule H; and

(xiv)                         such other documents and documentation which the Agent may reasonably request; and

(b)                                 Agent’s Fees:  prior to or concurrently with the execution of this Agreement, the Agent has received, in form and substance satisfactory to it, an agreement between the Borrower and the Agent with respect to fees payable pursuant to Section 5.6 duly executed by the Borrower and the Agent.

Each Lender hereby authorizes the Agent to confirm to the Borrower that the conditions precedent set forth in this Section 7.1 have been satisfied provided such Lender has not advised the Agent prior to this Agreement becoming effective pursuant to this Section 7.1 that such Lender is not satisfied that the Borrower has complied with such conditions precedent.  Such confirmation shall be deemed to have been given to the Borrower upon delivery to the Borrower of a duly executed copy of this Agreement by the Agent and the Lenders.

7.2                                                                               Conditions Precedent to Drawdown

The obligation of the Lenders to make available any Borrowings pursuant to Section 3.3 is subject to and conditional upon the satisfaction of each of the following terms:

(a)                                  Effective Date:  the Effective Date has occurred;

(b)                                 Representations and Warranties:  on each Drawdown Date, the representations and warranties contained in Section 2.1 are true and correct in all material respects and, on the Acquisition Closing Date, the Agent has received a certificate of the Borrower that the representations and warranties shall be true and correct in all material respects immediately after the closing of the Acquisition; and

(c)                                  Acquisition: on the initial Drawdown Date of Term Borrowings, the Agent has received a certificate of the Borrower certifying that the Acquisition will close within three (3) days after the advance of such Term Borrowings and the Agent, acting reasonably, is satisfied that the Term Borrowings will be advanced in a manner so as to ensure they are used solely for the purposes of completing the Acquisition.

7.3                                                                               Continuing Conditions Precedent

The obligation of each Lender to make any Conversion of Base Rate Loans into Libor Loans pursuant to Section 3.7 or Rollover is subject to and conditional upon the satisfaction of the condition precedent that on each Conversion Date and Rollover Date there exists no Event of Default.

7.4                                                                               Waiver of a Condition Precedent

The terms and conditions of Sections 7.1 and 7.2 are inserted for the sole benefit of the Agent and the Lenders and may be waived by the Agent and the Majority Lenders in whole or in part with or without terms or conditions, in respect of all or any portion of the Borrowings, without affecting the right of the Agent and the Lenders to assert such terms and conditions in whole or in part in respect of any other Borrowing.

Article 8
COVENANTS OF THE Guarantor

8.1                                                                               Covenants of the Guarantor

During the term of this Agreement, the Guarantor covenants with each of the Lenders and the Agent that:

(a)                                  Payment and Performance:  the Guarantor shall cause the Borrower to punctually pay all sums of money due by it hereunder and shall perform, and cause the Borrower to perform, all other obligations on its part to be performed under the terms of the Loan Documents at the times and places and in the manner provided for therein;

(b)                                 Maintenance of Existence and Properties:  subject to Section 8.1(m), the Guarantor shall at all times maintain, and shall cause the Borrower to maintain, its corporate existence and shall, and shall cause each of its Material Subsidiaries to, carry on and conduct its business in a proper, efficient and business-like manner and in accordance with good business practice, and diligently maintain, use and operate its properties and plants so as to preserve and protect the earnings, incomes, rents, issues and profits thereof (provided, however, that nothing herein shall prevent

(i)                                     the Guarantor from disposing of or winding up a Material Subsidiary (except for the disposition of any shares or other equity interests of TCPL owned or held by it); or

(ii)                                  any Loan Party or any Material Subsidiary from ceasing to operate any particular plant or property, but not all or substantially all of its undertaking;

if in the opinion of such Loan Party or such Material Subsidiary it shall be advisable and in the best interests of such Loan Party or such Material Subsidiary to do so) and to keep proper books of account in accordance with Generally Accepted Accounting Principles;

(c)                                  Year End Consolidated Financial Statements of the Guarantor: the Guarantor shall furnish to the Agent as soon as provided to its shareholders and in any event within one hundred and forty (140) days after the end of each Fiscal Year of the Guarantor, a statement of consolidated financial position of the Guarantor as at the close of such Fiscal Year and statements of consolidated income and consolidated changes in financial position of the Guarantor for such Fiscal Year, setting forth in comparative form the corresponding figures of the preceding Fiscal Year together with an auditor’s report containing:

(i)                                     such auditor’s statement stating that its examinations of such consolidated financial statements were made in accordance with generally accepted auditing standards and accordingly included such tests and other procedures as it considered necessary in the circumstances; and

(ii)                                  such auditor’s opinion that such consolidated financial statements fairly present in all material respects the consolidated financial position of the Guarantor as of the close of such Fiscal Year and the results of its operations and the changes in its financial position for the Fiscal Year then ended in accordance with Generally Accepted Accounting Principles;

provided that if and for so long as the Guarantor is a “reporting issuer” under the Securities Act (Alberta) or successor legislation thereto, delivery of the financial statements of the Guarantor and auditor’s report included in the annual reports delivered to its shareholders and filed with provincial securities regulatory authorities shall be deemed to satisfy the requirements of this Section 8.1(c);

(d)                                 Compliance Certificate; Notice of Default: within one hundred and forty (140) days after the end of each Fiscal Year of the Guarantor, the Guarantor shall provide a Compliance Certificate to the Agent, and within five Business Days after the occurrence of any event or circumstance that constitutes, or which with the giving of notice, lapse of time or both would constitute, an Event of Default, if such event or circumstance is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(e)                                  Quarterly Consolidated Financial Statements of the Guarantor: the Guarantor shall furnish to the Agent as soon as provided to its shareholders and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Guarantor, an unaudited statement of consolidated financial position of the Guarantor as at the end of such quarter and unaudited statements of consolidated income and consolidated changes in financial position of the Guarantor for such Fiscal Quarter; provided that if and for so long as the Guarantor is a “reporting issuer” under the Securities Act (Alberta) or successor legislation thereto, delivery of the financial statements of the Guarantor included in the interim reports delivered to its shareholders and filed with provincial securities regulatory authorities shall be deemed to satisfy the requirements of this Section 8.1(e);

(f)                                    Taxes:  the Guarantor shall from time to time pay or cause to be paid all taxes, rates, levies, assessments, ordinary or extraordinary, government fees or dues lawfully levied, assessed or imposed upon or in respect of its property or any part thereof or upon the income and profits of the Guarantor and of its Material Subsidiaries as and when the same become due and payable, except to the extent that failure to do so would not result in a Material Adverse Effect, and it will exhibit or cause to be exhibited to the Agent, when required, the receipts and vouchers establishing such payment and will duly observe and conform to all valid requirements of any governmental authority relative to any of the property or rights of the Guarantor and of its Material Subsidiaries and all covenants, terms and conditions upon or under which any such property or rights are held; provided, however, that the Guarantor and its Material Subsidiaries shall have the right to contest by legal proceedings any such taxes, rates, levies, assessments, government fees or dues, and upon such contest, may delay or defer payment or discharge thereof;

(g)                                 Renewal Rights:  the Guarantor shall, from time to time, if and whenever any Loan Party or any Material Subsidiary shall be able or entitled to obtain a renewal of any easements, rights-of-ways, leases, licenses, franchises, grants, permits or rights held by any Loan Party or any Material Subsidiary, duly exercise or cause to be exercised such rights and powers of renewal if, in the opinion of the Guarantor, it is advantageous to such Loan Party or to such Material Subsidiary so to do, or except to the extent that failure to do so would not result in a Material Adverse Effect; and

(h)                                 Insurance:  the Guarantor shall cause all its property and the property of its Material Subsidiaries which is of a character usually insured by persons operating like businesses to be properly insured and kept insured with reputable insurers (which may include associations or other organizations for mutual or reciprocal insurance) against loss or damage by fire or other hazards of the nature and to the extent that such properties are usually insured by persons operating like businesses; provided that from time to time another method or plan of protection against such loss or damage may be substituted, in whole or in part, for the aforesaid insurance if such plan or method shall afford protection to the property of the Guarantor and its Material Subsidiaries at least equal to the plan or method of protection against such loss or damage then generally in use with respect to similar property subject to similar or greater hazards or risks;

(i)                                     Negative Pledge:  the Guarantor shall not mortgage, hypothecate, charge, pledge or otherwise encumber any of its assets to secure any obligation unless at the same time all of the indebtedness and liabilities of the Loan Parties to the Agent and the Lenders hereunder shall be secured equally and ratably with such obligations; provided that this Section 8.1(i) shall not apply to or operate to prevent:

(i)                                     Purchase Money Mortgages;

(ii)                                  liens for taxes and assessments not at the time overdue and liens securing workmen’s compensation assessments;

(iii)                               liens for specified taxes and assessments which are overdue but the validity of which is being contested at the time by the Guarantor in good faith;

(iv)                              liens or rights of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease;

(v)                                 any obligations or duties, affecting the property of the Guarantor to any municipality or governmental, statutory or public authority, with respect to any franchise, grant, license or permit;

(vi)                              deposits in connection with contracts, bids, tenders or expropriation proceedings, or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens;

(vii)                           security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Guarantor;

(viii)                        liens and privileges arising out of judgments or awards with respect to which the Guarantor shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(ix)                                any other liens of a nature similar to those referred to in paragraphs (iv) through (x) inclusive of this Section 8.1(i) which do not in the opinion of the Guarantor materially impair the use of the property subject thereto or the operation of the business of the Guarantor or the value of such property for the purpose of such business; or

(x)                                   any security interest on assets or property of the Guarantor and its Subsidiaries if, after giving effect to such security interest, the aggregate amount of Indebtedness secured by such security interests permitted only by this clause (x) does not at that time exceed 5% of the Guarantor’s consolidated net tangible assets;

provided that the Guarantor shall not be entitled to create any mortgage, charge, security interest or other lien pursuant to paragraphs (i) and (x) above against the shares or other equity interests of TCPL owned by it.

(j)                                     Pari Passu Ranking:  the Guarantor shall not, and shall cause the Borrower to not, create, assume or otherwise incur any Funded Obligations ranking prior to the Indebtedness and liabilities of the Loan Parties hereunder and shall ensure that at all times all of its payment obligations hereunder and under any other Loan Documents rank at least pari passu in right of payment with the other unsecured and unsubordinated Indebtedness for borrowed money of such Loan Party (other than claims preferred by operation of law);

(k)                                  Subordination:  if the Guarantor or the Borrower shall cause the payment of the principal of, premium, if any, and interest on any of its Indebtedness to be subordinated to the prior payment of any other of its Indebtedness, such Loan Party shall in like manner subordinate such payment to the prior payment in full of all the Indebtedness and liabilities of such Loan Party hereunder;

(l)                                     Voting Shares:  the Guarantor shall at all times directly or indirectly hold Voting Shares or other ownership interests of the Borrower which, together with Voting Shares and other ownership interests of the Borrower held by other Subsidiaries, are sufficient to entitle such holders to elect at least a majority of the directors or persons of like capacity of the Borrower;

(m)                               Restriction of Amalgamation etc.:  the Guarantor shall not, and shall not permit the Borrower to, enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person (herein called a “successor company”) whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, conveyance or otherwise unless, but may do so if:

(i)                                     the successor company shall execute, prior to or contemporaneously with the consummation of such transaction such agreements together with such other instruments as are satisfactory to the Majority Lenders and in the opinion of counsel to the Lenders necessary or advisable to evidence the assumption by the successor company of the indebtedness, liabilities and other obligations of the such Loan Party under this Agreement and the other Loan Documents and to observe and perform all the covenants and obligations of such Loan Party under this Agreement and the other Loan Documents;

(ii)                                  such transaction shall, to the satisfaction of the Majority Lenders and in the opinion of counsel to the Lenders, be upon such terms as shall be necessary to substantially preserve and not impair any of the rights and powers of the Agent and the Lenders hereunder and under the other Loan Documents;

(iii)                               no condition or event shall exist as to such Loan Party or the successor company either at the time of or immediately after such consolidation, amalgamation, merger, transfer, sale or conveyance and after giving full effect thereto, or immediately after the successor company complying with the provisions of

Section 8.1(m)(i), which constitutes or would with the giving of notice or lapse of time, or both constitute an Event of Default; and

(iv)                              the successor company is lawfully entitled to acquire and operate the said undertaking, property and assets;

(n)                                 Specific Use of Borrowings:  if any interest, fees or other amounts due by the Borrower hereunder are unpaid but such failure to pay has not yet become an Event of Default, the Guarantor shall cause the Borrower to apply any future Borrowings hereunder firstly to pay in full all such outstanding interest, fees or other amounts then due and payable and the Borrower hereby irrevocably directs the Agent to use the proceeds of any such Borrowing accordingly;

(o)                                 Certain Information:  the Guarantor shall provide the Agent with copies of:

(i)                                     any material change reports which it files with any provincial securities regulatory authorities or stock exchange forthwith upon provision of the same to such regulatory authority or stock exchange, unless such material change report is filed on a confidential basis, in which case the report shall be provided to the Agent on the earlier of a determination by the Guarantor or such regulatory authority or stock exchange that such report is no longer confidential;

(ii)                                  such information and documents as it provides to its shareholders at the same time it provides such information and documents to its shareholders; and

(iii)                               such other information and documents as are normally made available by the Guarantor’s investor relations officers to shareholders and which are from time to time requested by the Agent;

(p)                                 Further Assurances:  the Guarantor shall within thirty (30) days after notice thereof from the Agent, do and cause the Borrower to do all such further acts and things and execute and deliver all such further documents as shall be reasonably required by the Agent in order to ensure the terms and provisions of this Agreement and the other Loan Documents are fully performed and carried out; and

(q)                                 Year End Consolidated Financial Statements of the Borrower: the Guarantor shall furnish to the Agent as soon as provided to its shareholders and in any event within one hundred and forty (140) days after the end of each Fiscal Year of the Borrower, a statement of consolidated financial position of the Borrower as at the close of such Fiscal Year and statements of consolidated income and consolidated changes in financial position of the Borrower for such Fiscal Year, setting forth in comparative form the corresponding figures of the preceding Fiscal Year together with an auditor’s report containing:

(i)                                     such auditor’s statement stating that its examinations of such consolidated financial statements were made in accordance with generally accepted auditing standards and accordingly included such tests and other procedures as it considered necessary in the circumstances; and

(ii)                                  such auditor’s opinion that such consolidated financial statements fairly present in all material respects the consolidated financial position of the Borrower as of the close of such Fiscal Year and the results of its operations and the changes in its financial position for the Fiscal Year then ended in accordance with generally accepted accounting principles as in effect from time to time in the United States.

8.2                                                                               Financial Covenant

During the term of this Agreement, the Guarantor covenants with each of the Lenders and the Agent that the Guarantor shall not create, assume or otherwise incur any Funded Obligations if immediately thereafter the Funded Obligations of the Guarantor would be in excess of seventy-five percent (75%) of the Total Capitalization of the Guarantor.  For the purposes of this Section 8.2, Subordinated Debt shall not be included in Funded Obligations of the Guarantor but shall be included in Total Capitalization of the Guarantor.

Article 9
EVENTS OF DEFAULT

9.1                                                                               Events of Default

The occurrence of any one or more of the following events or circumstances constitutes an Event of Default under this Agreement:

(a)                                  Repayment of Borrowings:  the failure by the Borrower to repay or otherwise reduce the principal amount of any Loans or any portion thereof when due for repayment or other reduction hereunder;

(b)                                 Repayment of Other Amounts:  the failure to pay any amount due hereunder (other than amounts due by way of repayment or other reduction of the principal amount of any Loans) for a period of ten (10) Business Days after written notice thereof has been given by the Agent to the Borrower;

(c)                                  Winding-Up or Liquidation:  if an order shall be made or an effective resolution be passed for the winding-up or liquidation of any Loan Party except in the course of carrying out a transaction permitted by Section 8.1(m) or pursuant to a transaction in respect of which the conditions of Section 8.1(m) are duly observed and performed;

(d)                                 Insolvency:  if any Loan Party or any Material Subsidiary shall make a general assignment for the benefit of creditors, or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or any proceeding shall be instituted by or against any Loan Party or any Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (d), or if a custodian or a sequestrator or a receiver and manager or any other officer with similar powers shall be appointed of any Material Property;

(e)                                  Execution:  if any process of execution is enforced or levied upon any Material Property and remains unsatisfied for a period of sixty (60) days, as to moveable or personal property, or ninety (90) days, as to immovable or real property, provided that such process is not in good faith disputed by the Guarantor or any Material Subsidiary;

(f)                                    Cross Default at Maturity:  any Loan Party or any Material Subsidiary fails to make any payment at maturity, including any applicable grace period, in respect of any issue of Indebtedness (which shall include, for avoidance of doubt, Indebtedness incurred, assumed or otherwise created by such Loan Party) in an aggregate amount in excess of the greater of (i) Cdn. $100,000,000 or (ii) two and one half percent (2.5%) of the Consolidated Equity of the Guarantor; or the equivalent amount of (i) or (ii) above (as applicable) in any other currency;

(g)                                 Cross Acceleration:  a default with respect to any issue of Indebtedness (which shall include, for avoidance of doubt, Indebtedness incurred, assumed or otherwise created by any Loan Party), which default results in the acceleration of any Indebtedness in an aggregate amount in excess of the greater of (i) Cdn. $100,000,000 or (ii) two and one half percent (2.5%) of the Consolidated Equity of the Guarantor or the equivalent amount of (i) or (ii) above (as applicable) in any other currency without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled;

(h)                                 Judgments:  if a final judgment or order (subject to no further right of appeal) for the payment of money aggregating in excess of the greater of (i) Cdn. $100,000,000 or (ii) two and one half percent (2.5%) of the Consolidated Equity of the Guarantor or the equivalent amount of (i) or (ii) above (as applicable) in any other currency shall be rendered against any Loan Party or any Material Subsidiary in respect of which enforcement proceedings have been commenced and such proceedings have not been effectively stayed; and

(i)                                     if the judgment relates to indebtedness for borrowed money, the Guarantor has not paid or settled such judgment or order within three (3) Business Days after enforcement proceedings have been commenced; or

(ii)                                  if the judgment does not relate to indebtedness for borrowed money, the Guarantor has not paid or settled such judgment or order within thirty (30) days after enforcement proceedings have been commenced;

(i)                                     Representations and Warranties:  if any representation or warranty made by the Loan Parties in Article 2 shall prove to have been incorrect in any material respect when made or deemed to be made hereunder;

(j)                                     Breach of Certain Covenants:  if there is a breach or failure of due performance by the Guarantor of any covenants contained in Sections 8.1(i), 8.1(j), 8.1(k), 8.1(l) or 8.1(m) or Section 8.2; or

(k)                                  Breach of Other Covenants:  if there is a breach or failure of due performance by any Loan Party of any covenant or provision of this Agreement or of any of the other Loan Documents (other than those heretofore referred to in this Section 9.1), unless such breach or failure is cured to the reasonable satisfaction of the Majority Lenders within thirty (30) days after written notice thereof by the Agent to the Borrower (or such shorter period as would at any time, if continued, render any Material Property liable to forfeiture) unless the Majority Lenders shall have agreed to a longer period and in such an event, within the period agreed to by the Majority Lenders.

9.2                                                                               Acceleration

Upon the occurrence of any Event of Default which has not been remedied or waived, the Agent may on behalf of the Lenders and shall if so required by the Majority Lenders by written notice to the Borrower (an “Acceleration Notice”):

(a)                                  declare the Total Commitment and each Lender’s Commitment and the right of the Borrower to apply for further Borrowings to be terminated; and

(b)                                 declare all indebtedness and liabilities (whether matured or unmatured) of the Borrower outstanding to the Lenders hereunder to be immediately due and payable (or to be due and payable at such later time as may be stated in such notice) without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower.

At the time stated in an Acceleration Notice, the Borrower shall pay to the Agent on behalf of each Lender all amounts owing or payable in respect of all indebtedness and liabilities specified in Section 9.2(b) failing which all rights and remedies of the Lenders and the Agent hereunder and under the other Loan Documents shall thereupon become enforceable.

9.3                                                                               Waiver of Default

Any single or partial exercise by any Lender, the Agent or by the Agent on behalf of any Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in the Loan Documents shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach, and any waiver by any Lender, the Agent or by the Agent on behalf of any Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement contained in the Loan Documents, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default.  To the extent permitted by applicable law, the Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which are inconsistent with the Agent’s or a Lender’s rights or remedies under the Loan Documents.

9.4                                                                               Application and Sharing of Payments Following Acceleration

Except as otherwise agreed to by all of the Lenders in their sole discretion, any sum received by the Agent at any time after delivery of an Acceleration Notice which the Agent is obliged to apply in or towards satisfaction of sums due from the Borrower hereunder shall be applied by the Agent ratably among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

(a)                                  Agent’s Fees:  firstly, in or towards payment of any fees then due and payable to the Agent hereunder, including, without limitation, those fees payable pursuant to Section 5.6;

(b)                                 Agent’s Expenses:  secondly, ratably among the Agent and the Lenders in accordance with amounts owed to the Agent and the Lenders in respect of amounts due and payable as and by way of recoverable expenses hereunder;

(c)                                  Interest and Fees:  thirdly, ratably among the Lenders in accordance with amounts owed to the Lenders in respect of amounts due and payable as and by way of interest pursuant to Sections 5.1 and 5.2, interest on overdue amounts pursuant to Section 5.3 and standby fees pursuant to Section 5.4;

(d)                                 Other Amounts (other than Borrowings):  fourthly, ratably among the Lenders in accordance with amounts owed to the Lenders in respect of any amount (other than Borrowings) then due and payable by the Borrower hereunder other than amounts hereinbefore referred to in this Section 9.4; and

(e)                                  Borrowings:  fifthly, in or towards repayment to the Lenders of the Borrowings then outstanding hereunder in accordance with the provisions of Section 11.11.

9.5                                                                               Remedies Cumulative

The rights and remedies of the Agent and each Lender under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law.  The Agent may on behalf of the Lenders and shall if so required by the Majority Lenders, to the extent permitted by applicable law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:

(a)                                  the specific performance of any covenant or agreement contained in the Loan Documents;

(b)                                 enjoining a violation of any of the terms of the Loan Documents;

(c)                                  aiding in the exercise of any power granted by the Loan Documents or by law; or

(d)                                 obtaining and recovering judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under the Loan Documents.

9.6                                                                               Set-Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Agent and the Lenders are authorized at any time after the delivery of an Acceleration Notice to the Borrower and from time to time thereafter, without notice to any Loan Party or to any other person, any such notice being expressly waived by each Loan Party, to set-off and to appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Agent or such Lender or any of their respective affiliates to or for the credit of or the account of any Loan Party against and on account of the obligations and liabilities of such Loan Party to the Agent or such Lender under this Agreement, including without limitation, all claims of any nature or description arising out of or connected with this Agreement, and although such obligations, liabilities or claims of such Loan Party are contingent or unmatured.

9.7                                                                               Lenders May Perform Covenants

If any Loan Party shall fail to perform any of its obligations under any covenant contained in any of the Loan Documents within the time permitted for the performance of any such covenant or for the cure of any default thereof, the Agent may on behalf of the Lenders, on the instructions of the Majority Lenders and after notice to such Loan Party and after providing such Loan Party with a reasonable opportunity to object to such payment on the basis that the obligation underlying the covenant is being disputed in good faith by such Loan Party (in which case no payment shall be made by the Agent pursuant to this Section 9.7 unless failure to make such payment would result in a Material Adverse Effect), perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds on behalf of the Lenders.  All amounts so paid by the Agent hereunder shall be repaid by the applicable Loan Party on demand therefor, and shall bear interest at the Base Rate from and including the date paid by the Agent hereunder to but excluding the date such amounts are repaid in full by such Loan Party.

Article 10
EXPENSES AND INDEMNITIES

10.1                                                                        Reimbursement of Expenses

All statements, reports, opinions and other documents or information required to be furnished to the Agent (for its benefit or for the benefit of the Lenders) by the Guarantor under this Agreement shall be supplied by the Guarantor without cost to the Agent or the Lenders and in sufficient quantities for distribution to the Agent and the Lenders.  In addition, the Borrower agrees to pay promptly to the Agent on demand:

(a)                                  all reasonable legal fees of outside counsel approved by the Borrower and other reasonable out-of-pocket expenses which are incurred from time to time by the Agent in respect of the documentation, preparation, registration, negotiation, execution and administration of the Loan Documents; and

(b)                                 all reasonable legal fees and other out-of-pocket expenses which are incurred from time to time by the Agent and the Lenders in respect of the enforcement of the Loan Documents against any Loan Party, except with respect to the Agent to the extent such legal fees or other out-of-pocket expenses incurred by the Agent on behalf of the Lenders in respect of the enforcement of the Loan Documents against any Loan Party are incurred as a result of the gross negligence, bad faith or willful misconduct of the Agent.

10.2                                                                        Increased Cost

If the introduction of, any change in or the implementation of any applicable law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, or if compliance by any Lender with any request from any central bank or other fiscal, monetary or other authority (whether or not having the force of law) (individually, a “Circumstance”):

(a)                                  subjects a Lender to any Tax, or changes the basis of taxation of payments due to a Lender or increases any existing Tax, on payments of principal, interest or other amounts payable by any Loan Party to a Lender under this Agreement (excluding for purposes of this Section 10.2 any Taxes which are covered by Section 6.3);

(b)                                 imposes, modifies or deems applicable any reserve, special deposit, capital adequacy, regulatory or similar requirement against assets or liabilities held by a Lender, or deposits of or for the account of a Lender, or loans by a Lender, or any other acquisition of funds for loans by a Lender or commitments by a Lender to fund loans; or

(c)                                  imposes on a Lender any other condition with respect to this Agreement;

and the result thereof is to increase the cost to such Lender in respect of a Borrowing or facility fees payable pursuant to Section 5.4 or in respect of such Lender’s commitment to lend hereunder, such Lender shall promptly notify the Agent.  The Agent shall promptly notify the Borrower and the Borrower shall pay to the Agent for the benefit of such Lender that amount which compensates such Lender for such additional cost (“Additional Compensation”) on the next Interest Date or other date for the payment of interest falling no earlier than ten (10) Business Days after such notice shall have been given by the Agent to the Borrower (and each successive applicable Interest Date or other date, if applicable) unless such Lender knew, on the date of execution of this Agreement, of such Circumstance and the likely result thereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Branch of Account if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

The Borrower shall not be obligated to pay any portion of such Additional Compensation accruing under this Section 10.2 for any period prior to the date on which the Agent, on behalf of such Lender, gives notice to the Borrower that such Additional

Compensation is so accruing.  A certificate by a duly authorized officer of such Lender (prepared in good faith) setting forth the amount of the Additional Compensation and the basis for it must be submitted by the Agent to the Borrower and is prima facie evidence, in the absence of manifest error, of the amount of the Additional Compensation.  If the Agent notifies the Borrower that Additional Compensation is owed, the Borrower shall have the right to make payment in full to the Agent for the account of such Lender in respect of the applicable Borrowing together with accrued but unpaid interest and fees in respect of such Borrowing and such other amounts as may be required hereunder to the date of payment or to convert such Borrowing into another basis of Borrowing available under this Agreement upon written notice given no later than the third Business Day preceding such payment date or conversion date to the Agent.  Notwithstanding the foregoing, in order for a Lender to require the payment of Additional Compensation from the Borrower, the Circumstance giving rise to such Additional Compensation must result in increased costs to the Lender generally in respect of similar type borrowers as the Borrower and any claims resulting from such increased costs must be pursued by such Lender using reasonable commercial efforts as against such similar type borrowers, except where such Lender is restricted by agreement or law from any such pursuit.

10.3                                                                        Illegality

If the introduction of or any change in applicable law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, makes it unlawful or prohibited for a Lender to make, to fund or to maintain the Borrowings or a portion of the Borrowings or to perform its obligations under this Agreement, such Lender may by written notice to the Borrower through the Agent terminate its obligations under this Agreement to make such Borrowings or perform such obligations and the Borrower shall prepay such Borrowings within ten (10) Business Days of written notice requesting such prepayment given by the Agent to the Borrower together with all accrued but unpaid interest and fees and other amounts hereunder as may be required hereunder to the date of payment or convert by notice to the Agent such Borrowings into another basis of Borrowing available under this Agreement within the time required by any such law, regulation, treaty, official directive or regulatory requirement.

Each Lender shall use its reasonable commercial efforts to advise the Agent, who shall in turn advise the Borrower, of any proposed introduction or change in any applicable law, regulation, treaty, official directive or regulatory requirement which would make it unlawful or prohibited for a Lender to make, fund or maintain any Borrowing hereunder or to perform its obligations hereunder.  If a Lender is affected by this Section 10.3, it shall use its reasonable commercial efforts to take such action as will avoid the need to exercise its rights under this Section 10.3 but only if such action will not, in the sole opinion of such Lender exercised in good faith, be disadvantageous to such Lender or require such Lender to incur any additional costs.

10.4                                                                        Substitute Basis of Borrowing

If, on or prior to any Interest Determination Date in respect of a Libor Loan, a Lender determines acting reasonably and in good faith that:

(a)                                  adequate and fair means do not exist for ascertaining the rate of interest on such Libor Loan;

(b)                                 the making or the continuation of such Libor Loan or a portion of such Libor Loan by such Lender has become impracticable by reason of circumstances which materially and adversely affect the London interbank market; or

(c)                                  deposits in Dollars are not available to such Lender in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Interest Period to make, fund or maintain such Libor Loan during such Interest Period;

then, such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower in writing of such determination setting forth the basis of such determination and such Lender shall not be obligated to provide such Libor Loan for so long as such event or condition exists and such requested Libor Loan shall be made as a Base Rate Loan.

10.5                                                                        Funding Indemnity

If, for any reason whatsoever and whether or not required or permitted pursuant to the provisions of this Agreement, the Borrower repays, prepays, converts or cancels a Libor Loan other than on the last day of a Interest Period applicable to such Libor Loan, the Borrower shall indemnify the applicable Lender for any cost or expense reasonably incurred by such Lender including, without limitation, any cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain the Libor Loan or any increased interest or other charges payable to lenders of funds borrowed in order to maintain such Libor Loan together with any other out-of-pocket charges, costs or expenses incurred by such Lender relative thereto which would not have been incurred but for such repayment, prepayment, conversion or cancellation by the Borrower other than on the last day of the applicable Interest Period.  A certificate of such Lender (acting reasonably and prepared in good faith) submitted by the Agent setting out the basis for the determination of the amount necessary to indemnify such Lender shall be, in the absence of manifest error, prima facie evidence thereof.

10.6                                                                        General Indemnity

The Borrower hereby covenants with each Agent and each Lender that it shall at all times hereafter keep the Agent and such Lender, their respective affiliates and their directors, officers, employees and agents (each, an “Indemnified Party”) indemnified and held harmless from and against all suits (whether founded or unfounded), actions, proceedings, judgments, demands or claims instituted or made against such Indemnified Party, and all costs, losses, liabilities, damages and expenses (including all fees and expenses of counsel) incurred by such Indemnified Party in any way relating to, arising out of, or incidental to any Environmental Laws or any default by any Loan Party under any provision of any of the Loan Documents except to the extent any of the foregoing result directly from the gross negligence or willful misconduct of such Indemnified Party.  In case any proceeding shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 10.6, the applicable Indemnified Party shall promptly notify the Borrower in writing (but failure to do so shall not relieve the Borrower from any liability which it may have pursuant to this Section 10.6) and the

Borrower, upon request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party, acting reasonably, to represent the Indemnified Party and any others the Borrower may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(a)                                  the Borrower and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

(b)                                 the named parties to any such proceeding include the Borrower and the Indemnified Party and any other parties in respect of which the Borrower has provided a similar indemnity and representation of such parties by the same counsel, in the reasonable judgment of such Indemnified Party, would be inappropriate due to actual or potential differing interests between them.

Article 11
THE AGENT AND THE LENDERS

11.1                                                                        Authorization of Agent

Each Lender irrevocably appoints and authorizes the Agent to exercise such powers, perform such duties, take such actions, make such decisions and determinations and give such consents under the Loan Documents as may be permitted or as are required to be exercised, performed, taken, made, given or otherwise carried out by the Agent hereunder or under any other agreement between the Lenders, together with all powers reasonably incidental thereto.  As to any matters not expressly required by this Agreement or by any other agreement between the Lenders to be carried out by the Agent, the Agent is not required to exercise any discretion or take or to refrain from taking any action except upon the written instructions of the Majority Lenders.  Notwithstanding anything to the contrary in this Agreement, the Agent shall not be required to exercise any discretion or to take or to refrain from taking any action in any manner which is contrary to the Loan Documents, to any other agreement between the Lenders or to applicable law.

11.2                                                                        Responsibility

The Agent makes no representation or warranty to the Lenders and accepts no responsibility to the Lenders with respect to the due execution, legality, validity, sufficiency, enforceability or priority of any of the Loan Documents nor with respect to the due execution, legality, validity, sufficiency, enforceability, accuracy or authenticity of any documents, papers, materials or other information furnished by any Loan Party (or any other person, including the Agent) in connection with the Loan Documents, whether provided before or after the date of this Agreement.  The Agent shall incur no liability to the Lenders under or in respect of the Loan Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for their gross negligence or willful misconduct.  The Agent assumes no responsibility for the payment of any of the Borrowings or other amounts outstanding hereunder by the Borrower.

11.3                                                                        Acknowledgment of Lenders

Each Lender acknowledges to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, environmental soundness, affairs, status and nature of the Loan Parties and accordingly each Lender confirms to the Agent that it has not relied, and will not hereafter rely on the Agent:

(a)                                  to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Loan Parties or in connection with the Loan Documents (whether or not such information has been or is hereafter circulated to such Lender by the Agent;

(b)                                 to inquire as to the performance by any Loan Party of its obligations under the Loan Documents; or

(c)                                  to assess or keep under review on its behalf the financial condition, creditworthiness, environmental soundness, affairs, status or nature of any Loan Party.

11.4                                                                        Rights and Obligations of Each Lender

The rights and obligations of each Lender under this Agreement are several and no Lender shall be obligated to make Borrowings available to the Borrower in excess of the amount of such Lender’s Commitment(s).  The failure of a Lender to perform its obligations under this Agreement shall neither:

(a)                                  result in any other Lender incurring any liability for such failure; nor

(b)                                 relieve the Borrower or any other Lender from their respective obligations under any Loan Document.

Nothing contained herein or in any other Loan Document nor any action taken pursuant hereto or thereto shall be deemed to constitute the Lenders a partnership, joint venture or any other similar entity.

11.5                                                                        Determinations by Lenders

(a)                                  Where the provisions of this Agreement provide that any waiver of or any amendment to any provision of the Loan Documents may be made or any action, consent or other determination in connection with the Loan Documents may be taken or given, with the consent or agreement of the Majority Lenders, then any such waiver, amendment, action, consent or determination so made, so taken or so given with the consent or agreement of the Majority Lenders shall be binding on all of the Lenders and all of the Lenders shall cooperate in all ways necessary or desirable to implement and effect such waiver, amendment, action, consent or determination.

(b)                                 Unless otherwise specifically dealt with in this Agreement or in the written notice from the Agent, in the event the Agent delivers a written notice to a Lender requesting advice from such Lender as to whether it consents or objects to any matter in connection with the Loan Documents, then, except as otherwise expressly provided herein, if such Lender does not deliver to the Agent its written consent or objection to such matter within twenty (20) Business Days of the delivery of such written notice by the Agent to such Lender, such Lender shall be deemed not to have consented thereto upon the expiry of such twenty (20) Business Day period.

11.6                                                                        Notices

All notices by the Lenders to the Agent shall be through the Agent’s Branch of Account and all notices by the Agent to a Lender shall be through such Lender’s Branch of Account.  All notices or communications between the Borrower and the Lenders which are required or contemplated pursuant to the Loan Documents shall be given or made through the Agent at the Agent’s Branch of Account.

11.7                                                                        Duty to Deliver Documents Obtained from the Loan Parties

The Agent shall promptly deliver to each Lender, at its Branch of Account, such documents, papers, materials and other information as are furnished by each Loan Party to the Agent on behalf of such Lender pursuant to this Agreement, and each Loan Party shall provide the Agent with sufficient copies of all such information for such purpose.

11.8                                                                        Arrangements for Borrowings

The Agent shall promptly give written notice to each Lender at its Branch of Account upon receipt by the Agent of any notice given pursuant to Sections 3.3, 3.4, 3.5, 3.7, 3.8, 3.10, 3.11 or 4.2.  The Agent shall advise each Lender of the amount, date and details of each Borrowing and of such Lender’s share in each Borrowing.  At or before 1:00 p.m. (New York time) on each Drawdown Date, Conversion Date or Rollover Date, each Lender will make its share of Borrowings by forwarding to the Agent the amount of Loans required to be made available by such Lender and the Agent, upon receipt thereof, shall forthwith make the same available to the Borrower at the account of the Borrower as advised by the Borrower to the Agent from time to time.

11.9                                                                        Arrangements for Repayment of Borrowings

(a)                                  Prior to the delivery of an Acceleration Notice, upon receipt by the Agent of payments from the Borrower on account of principal, interest, fees or any other payment made to the Agent on behalf of the Lenders, the Agent shall pay over to each Lender at its Branch of Account the amount to which it is entitled under this Agreement and shall use its best efforts to make such payment to such Lender on the same Business Day on which such payment is received by the Agent.  If the Agent does not remit any such payment to a Lender on the same Business Day as such payment is received by the Agent, the Agent shall pay interest thereon to such Lender until the date of payment at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice in respect of deposits of amounts comparable to the amount of such payment which are received by the Agent at a time similar to the time at which such payment is received by the Agent.

(b)                                 Following delivery of an Acceleration Notice, the Lenders shall share any payments subsequently received in accordance with Section 9.4 of this Agreement.

11.10                                                                 Repayment by Lenders to Agent

(a)                                  Unless the Agent has been notified in writing by the Borrower no later than the Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to the amount of such payment which is due to such Lender pursuant to this Agreement.  If the Borrower does not in fact remit such payment to the Agent, the Agent shall promptly notify each Lender and each such Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

(b)                                 Unless the Agent has been notified in writing by a Lender no later than the Business Day prior to a Drawdown Date or Conversion Date that such Lender does not intend to make available the amount required to be made available by such Lender pursuant to this Agreement on such Drawdown Date or Conversion Date, the Agent may, in its discretion, assume that such Lender has remitted funds to the Agent in an amount equal to the amount required to be made available by such Lender pursuant to this Agreement and the Agent may, in its discretion and in reliance upon such assumption, make available to the Borrower on such Drawdown Date or Conversion Date an amount equal to the amount required to be made available by such Lender pursuant to this Agreement.  If a Lender does not in fact remit such funds to the Agent, the Agent shall promptly notify such Lender and such Lender shall forthwith remit such funds to the Agent, failing which the Borrower shall forthwith on demand repay to the Agent (without prejudice to the Borrower’s rights against such Lender) the amount made available by the Agent on behalf of such Lender, in each case together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender or the Borrower, as the case may be) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

11.11                                                                 Adjustments Among Lenders

(a)                                  Each Lender agrees that, after delivery of an Acceleration Notice, it will at any time and from time to time upon the request of the Agent as required by any Lender, purchase portions of the Borrowings made available by the other Lenders which remain outstanding and make any other adjustments which may be necessary in order that the amount of Borrowings made available by each Lender which remain outstanding, as adjusted pursuant to this Section 11.11, will be in the same proportion as the Lender’s Proportion of such Borrowings.

(b)                                 The Lenders agree that, after delivery of an Acceleration Notice, the amount of any repayment made by the Borrower in respect of Borrowings under this Agreement, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be so applied in a manner so that to the extent possible the amount of Borrowings made available by each Lender which remain outstanding after giving effect to such application will be in the same proportion as the Lender’s Proportion of such Borrowings.

(c)                                  Notwithstanding anything contained in this Section 11.11, there shall not be taken into account for the purposes of computing any amount payable to any Lender pursuant to this Section 11.11, any amount which a Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by the Borrower to such Lender other than on account of liabilities arising under the Loan Documents; provided that, if at any time a Lender receives any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of monies owing or payable to it by the Borrower in respect of liabilities of Borrower arising under the Loan Documents, such Lender shall purchase portions of the applicable Borrowings made available by the other Lenders which remain outstanding to the extent required pursuant to Section 11.11(a).

(d)                                 The Borrower agrees to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 11.11 but shall incur no increased liabilities, in aggregate, by reason thereof.

(e)                                  All obligations of Lenders pursuant the this Section 11.11 shall be limited to the extent that any Lender would be required to purchase any portions of Borrowings in an amount that, when aggregated with the amount of Loans made by such Lender, would exceed such Lender’s Commitment.

11.12                                                                 Lenders’ Consents to Waivers, Amendments, etc.

(a)                                  Any waiver of or any amendment to a provision of the Loan Documents which relates to:

(i)                                     a change in the types of Borrowings or a reduction in interest rates and standby fees (including, in respect of any of the foregoing, the Margin or the Standby Fee Rate) or the amount of any payments payable by the Borrower to the Lenders under this Agreement;

(ii)                                  an increase in the Commitment of any Lender or a decrease in the Commitment of any Lender other than as provided for herein;

(iii)                               a change in the definition of “Majority Lenders”;

(iv)                              a change in the definition of “Extension Date”, and “Maturity Date”;

(v)                                 any matter which, pursuant to the Loan Documents, specifically requires the consent or agreement of all of the Lenders rather than the consent or agreement of the Lenders;

(vi)                              any release of the Guarantor from its obligations under Section 13.1; or

(vii)                           the provisions of Section 8.2 or this Section 11.12(a);

shall bind the Lenders only if such waiver or amendment is agreed to in writing by all of the Lenders.

(b)                                 Majority Consent:  Subject to Section 11.12(a) and except as otherwise provided in the Loan Documents, any waiver of or any amendment to any provision of the Loan Documents and any action, consent or other determination in connection with the Loan Documents shall bind all of the Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders.

(c)                                  Agent’s Consent:  Any waiver of or any amendment to any provision of the Loan Documents which relates to the rights or obligations of the Agent in such capacity shall require the agreement of the Agent thereto.

11.13                                                                 Reimbursement of Expenses

Each Lender agrees that it will indemnify the Agent for its Lender’s Proportion of any and all costs, expenses and disbursements (including, without limitation, those costs and expenses referred to in Section 9.7 and 10.1) which may be incurred or made by the Agent in good faith in connection with the Loan Documents, and agrees that it will, on written demand detailing such costs, expenses and disbursements, reimburse the Agent for any such costs, expenses or disbursements for which the Agent is not promptly reimbursed at any time by the Borrower, except to the extent such costs, expenses or disbursements are incurred as a result of the gross negligence, bad faith or willful misconduct of the Agent.  The Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Lender under the Loan Documents until it has been so reimbursed.

11.14                                                                 Reliance on Notices, etc.

The Agent shall be entitled:

(a)                                  to rely upon any writing, letter, written notice, certificate, telex, facsimile copy, cable, statement, order or other document reasonably believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper person or persons and, with respect to any of the foregoing received from any Loan Party, provided the same shall have been received and the authenticity of which shall have been confirmed by the Agent in accordance with any procedures which have been agreed to by such Loan Party and the Agent; and

(b)                                 with respect to legal matters, to act upon advice of legal advisors selected by the Agent (including in-house counsel of the Agent) concerning all matters pertaining to the Loan Documents and the Agent’s duties thereunder;

and the Agent shall assume no responsibility and shall incur no liability to any Loan Party (with respect to paragraph (a) of this Section 11.14) or any Lender (with respect to paragraphs (a) and (b) of this Section 11.14) by reason of relying on any such document or acting on any such advice.

The Borrower shall likewise be entitled to the foregoing provisions of this Section 11.14 with such changes thereto, mutatis mutandis, as may be applicable.

11.15                                                                 Relations with Loan Parties

Except for the transactions provided for in this Agreement, each Lender may deal with a Loan Party in all transactions and generally do any banking business with or provide any financial services to a Loan Party without having any liability to account to the other Lenders therefor.  With respect to Citibank’s Commitment and applicable Lender’s Proportion, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

11.16                                                                 Successor Agent

The Agent shall resign if at any time it is no longer a Lender hereunder by reason of an assignment of its rights and obligations under this Agreement and the Loan Documents pursuant to Section 12.1 and may resign at any other time by giving thirty (30) days prior written notice thereof to each of the Lenders and the Borrower or may be removed by the Majority Lenders at any time for cause, in each such case effective only upon the appointment of a successor agent in accordance with this Section 11.16.  Upon any such resignation or removal, the Borrower, for and on behalf of the Lenders, shall have the right to appoint a successor agent on behalf of the Lenders; provided such successor agent is approved by the Majority Lenders (such approval not to be unreasonably withheld).  Any successor agent appointed under this Section 11.16 shall be a Lender which has offices in New York, New York.  If no successor agent shall have been appointed by the Borrower and approved by Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring agent’s giving of notice of resignation or having been removed for cause by the Majority Lenders, then the retiring agent may, where the retiring agent resigned, on behalf of the Lenders and with the written approval of the Borrower (such approval not to be unreasonably withheld), appoint a successor agent and, where the retiring agent has been removed for cause, the Borrower may appoint a successor agent on behalf of the Lenders.  Upon the acceptance of any appointment as Agent by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent as Agent, and the retiring agent shall be discharged from its duties and obligations under this Agreement as Agent.  After any retiring agent’s resignation hereunder as the Agent, the provisions of this Agreement shall continue in effect for its benefit and for the benefit of the Lenders in respect of any actions taken or omitted to be taken by the retiring agent while it was acting as the Agent.

11.17                                                                 Indemnity

Each Lender hereby agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), as to its Lender’s Proportion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under or in respect of the Loan Documents; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Lender’s Proportion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, but only to the extent that the Agent is not reimbursed for such expenses by the Borrower.

11.18                                                                 Amendment to this Article 11

Save and except for the provisions of Sections 11.5(a), 11.6, 11.8, 11.9(a), 11.10(b), 11.12, 11.14, 11.16 and 11.18, the provisions of this Article 11 may be amended or added to, from time to time, without the agreement of the Borrower provided such amendment or addition does not adversely affect the Borrower hereunder (including, without limiting the generality of the foregoing, increasing the liabilities or obligations of the Borrower hereunder).  A copy of the instrument evidencing such amendment or addition shall be forwarded by the Agent to the Borrower as soon as practicable following the execution thereof.

Article 12
SUCCESSORS AND ASSIGNS,
JUDGMENT CURRENCY AND CONFIDENTIALITY

12.1                                                                        Successors and Assigns

No Loan Party may assign its rights or obligations hereunder without the prior written consent of all of the Lenders except as provided in Section 8.1(m).  If an Event of Default has occurred and is continuing, any Lender may, at the Borrower’s cost and expense, with the prior consent of the Agent (such consent not to be unreasonably withheld) and upon payment to the Agent of $3,500 assign in whole or in part its rights and obligations under this Agreement and the other Loan Documents pursuant to a Lender Transfer Agreement to any other person where any such assignment is for the lesser of a minimum of $5,000,000 (and in multiples of $1,000,000 thereafter) and its Revolving Commitment or Term Commitment, as applicable; provided any increased cost to the Borrower as a result of such assignment arising solely as a result of the residency of such person will be a continuing obligation of such Lender.  If no Event of Default has occurred, a Lender may, at its sole cost and expense, with the prior consent of the Agent and the Borrower (such consents not to be unreasonably withheld) and upon payment to the Agent of $3,500 (except in the case of Section 3.10(b)(ii), Section 4.2(d) or an assignment by a Lender to an affiliate), assign in whole or in part its rights and obligations under this Agreement and the other Loan Documents pursuant to a Lender Transfer Agreement where any such assignment is for the lesser of a minimum of $10,000,000 (and in multiples of $1,000,000 thereafter) and its Revolving Commitment or Term Commitment, as applicable.  Upon any assignment by a Lender to an assignee permitted by this Section 12.1 (a “Permitted Assignee”) in accordance with the provisions of this Section 12.1, such Lender shall cause such Permitted Assignee to be substituted for such Lender in respect of the whole or any part of its rights and obligations under the Loan Documents which are so assigned (other than in respect of any rights under Section 6.4 or Article 10 to the extent any claim thereunder relates to an event arising prior to such assignment) and such Lender shall, as of the effective date thereof, be released from its obligations to the Borrower hereunder arising subsequent to such date to the extent thereof.  Any such assignment shall not increase, in aggregate, the cost or liabilities of the Borrower hereunder, other than the requirement to pay any costs and expenses associated with an assignment by the Borrower or by a Lender if an Event of Default has occurred and is continuing (to a maximum amount of $5,000 in the case of any such assignment by a Lender).  Nothing in this Section 12.1 shall restrict a Lender from the sale of a participation in all or any part of the Borrowings made or to be made by it; provided any increased cost as a result of any such participation shall be for the sole account of such Lender and the Lender shall retain all voting rights hereunder.

12.2                                                                        Exchange and Confidentiality of Information

Each of the Lenders and the Agent acknowledges the confidential nature of the financial, operational and other information, reports and data provided and to be provided to them by the Loan Parties pursuant to this Agreement (the “Information”) and agrees to hold the Information in confidence and shall not discuss or disclose or allow access to, or transfer or transmit the Information to any person, provided however that:

(a)                                  each of the Lenders and the Agent may disclose all or any part of the Information if such disclosure is required by any applicable law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement, or is required in connection with any actual or threatened judicial, administrative or governmental proceeding, including, without limitation, proceedings initiated under or in respect of this Agreement;

(b)                                 each of the Lenders and the Agent may disclose Information to each other and to any Permitted Assignees or participants and to their respective counsel, agents, employees and advisors; provided that in the case of a participant, the participant has provided the Agent or the applicable Lender with the written agreement referred to in Section 12.2(c);

(c)                                  each of the Lenders and the Agent may disclose and discuss the Information with credit officers of any potential Permitted Assignees for the purposes of assignment pursuant to Section 12.1 or any participant for the purposes of a participation; provided that such potential Permitted Assignee or participant shall have, for the benefit of the Loan Parties, previously provided to the Agent or such Lender, as the case may be, its written agreement to hold the Information under the same obligations of confidentiality as set forth in this Section 12.2 at all times prior to and, if applicable, after becoming a Permitted Assignee or participant;

(d)                                 each of the Lenders and the Agent may disclose all or any part of the Information so as to enable such Lender or the Agent to initiate any lawsuit against any Loan Party or to defend any lawsuit commenced by any Loan Party, the issues of which are directly or indirectly related to the Information, but only to the extent such disclosure is necessary or desirable to the initiation or defense of such lawsuit;

(e)                                  each of the Lenders and the Agent may disclose all or any part of the Information to the extent requested by any governmental, regulatory or self-regulatory body having or claiming authority to regulate or oversee any aspect of such Lender’s or the Agent’s (as applicable) business or that of its affiliates; and

(f)                                    each of the Lenders and the Agent may disclose Information to any person with the prior written consent of the Borrower.

Notwithstanding the foregoing, “Information” shall not include any such information:

(g)                                 which is or becomes readily available to the public (other than by a breach hereof or by a breach of an obligation of confidentiality imposed on a Permitted Assignee or participant or other person referred to in this Section 12.2) or which has been made readily available to the public by a Loan Party;

(h)                                 which the Agent or any Lender can show was, prior to receipt thereof from a Loan Party, lawfully in the Agent’s or such Lender’s possession and not then subject to any obligation on its part to such Loan Party to maintain confidentiality; or

(i)                                     which the Agent or any Lender received from a third party, prior to receipt thereof from a Loan Party, which was not, to the knowledge of the Agent or such Lender, subject to a duty of confidentiality to such Loan Party at the time the Information was so received.

12.3                                                                        Judgment Currency

If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For such purpose “rate of exchange” means the spot rate at which the Agent, on the relevant date at or about 10:00 a.m. (New York time), would be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the applicable Loan Party shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other currency.  Any additional amount due from a Loan Party under this Section 12.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

Article 13
GUARANTY

13.1                                                                        Guaranty

The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement.  Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any Lender under or in respect of this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

13.2                                                                        Guaranty Absolute

(a)  The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation, decree or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions.  The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Borrower under this Agreement or any other assets of the Borrower or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)                                    any failure of the Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Agent or such Lender (the Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g)                                 the failure of any other person or entity to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                                 any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other person or entity upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

13.3                                                                        Waivers and Acknowledgments

(a)                                  The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral.

(b)                                 The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrower, any other guarantor or any other person or entity or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(d)                                 The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e)                                  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 13.2 and this Section 13.3 are knowingly made in contemplation of such benefits.

13.4                                                                        Subrogation

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Agent and the Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

13.5                                                                        Subordination

The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13.5:

(a)                                  Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor may receive payments in the ordinary course from the Borrower on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), however, unless the Majority Lenders otherwise agree, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                                 Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to the Borrower, the Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c)                                  Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d)                                 Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the

Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

13.6                                                                        Continuing Guaranty; Assignments

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 12.1.  The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders.

Article 14
MISCELLANEOUS

14.1                                                                        Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

14.2                                                                        Survival of Undertakings

All covenants, undertakings, agreements, representations and warranties made pursuant to this Agreement survive the execution and delivery of this Agreement and continue in full force and effect until the full payment and satisfaction of all obligations of the Loan Parties incurred pursuant to the Loan Documents and the termination of this Agreement, provided that the undertakings of Section 6.3 and Article 10 shall survive the payment and satisfaction of all obligations of the Loan Parties incurred pursuant to the Loan Documents and the termination of this Agreement.

14.3                                                                        Failure to Act

No failure, omission or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

14.4                                                                        Waivers

No breach of any of the provisions of any of the Loan Documents may be waived or discharged verbally; any such waiver or discharge may only be made by way of an instrument in writing signed by either the Agent on behalf of the Lenders or the Majority Lenders, as applicable, or by all the Lenders and, if required, by the Agent and the Borrower, and such waiver or discharge will then be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.  Any such waiver or discharge which affects the rights of the Agent may only be made by way of an instrument in writing signed by the Agent.

14.5                                                                        Amendments

No provision of the Loan Documents may be amended verbally and, except as provided in Section 11.18, any such amendment may only be made by way of an instrument in writing signed by the Borrower, the Agent, if required, and either the Agent on behalf of the Lenders or by all of the Lenders or by the Majority Lenders, as the case may be; provided that if the Agent is not a party thereto, then until such time as it is provided with a copy of any such amendment, it shall not be required to take account of the amendment or take any action provided for therein.

14.6                                                                        Notice

(a)                                  Except as otherwise expressly provided herein, all notices, advices, requests and demands hereunder shall be in writing (including facsimile transmissions) or, if by telephone, immediately confirmed in writing, and shall be given to or made upon the respective parties hereto at the address set forth opposite their names on the signature pages hereto or at such other address as any party shall designate for itself by notice given to the other parties hereto.  All notices shall be effective upon actual receipt.  In the event of any discrepancy between any telephone notice advice, request or demand and the written confirmation thereof, the telephone version shall govern with respect to actions taken by the recipient thereof before such recipient has had a reasonable time to act after its receipt of the written confirmation.

(b)                                 So long as Citibank or any of its affiliates is the Agent, materials required to be delivered pursuant to Section 8.1(c), (e) and (o)(i) and (ii) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com.  Each Loan Party agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Guarantor, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  Each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)                                  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

14.7                                                                        Whole Agreement

This Agreement together with the other Loan Documents constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, in respect of the subject matter of this Agreement and the other Loan Documents.

14.8                                                                        Governing Law

The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York.

14.9                                                                        Term of Agreement

The term of this Agreement is until the later of the termination of each Lender’s applicable Commitment and payment in full of all the obligations of the Borrower incurred pursuant to this Agreement.

14.10                                                                 Time of Essence

Time shall be of the essence of this Agreement.

14.11                                                                 Jurisdiction

(a)                                  Submission:  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising our of or relating to the Loan Documents, or for the recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Loan Party hereby further consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Loan party at its address specified pursuant to Section 14.6.

(b)                                 Forum Convenience and Enforcement Abroad:  Each of the Lenders, the Agent and each Loan Party:

(i)                                     irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any New York State or federal court, and further irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii)                                  agrees that a final judgment or order of a court of the State of New York or federal court of the United States of America sitting in New York City in connection with a Loan Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction by suit on the judgment or in any other manner provided by law.

(c)                                  Non-exclusivity:  Nothing in this Section 14.11 limits the right of a Lender or the Agent or any Loan Party to bring proceedings in connection with any Loan Document:

(i)                                     in any other court of competent jurisdiction; or

(ii)                                  concurrently in more than one jurisdiction.

14.12                                                                 Counterpart Execution

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of any executed signature page of this Agreement or any amendment or waiver in respect thereof by facsimile transmission or in pdf format shall be effective as delivery of a manually executed counterpart hereof.

14.13                                                                 Patriot Act Notice

.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

14.14                                                                 Waiver of Jury Trial

.  Each of the Borrower, the Guarantor, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of February 16, 2007.

COMMITMENTS AND ADDRESSES FOR NOTICES:

Borrower:		TRANSCANADA PIPELINE USA LTD.

		Per:	/s/Donald R. Marchand
		Name:	Donald R. Marchand
		Title:	Vice President, Finance and Treasurer

Attention:	Donald R. Marchand Vice-President, Finance and Treasurer

Telecopier: (403) 920-2358		Per:	/s/Donald J. DeGrandis
		Name:	Donald J. DeGrandis
		Title:	Secretary

COMMITMENTS AND ADDRESSES FOR NOTICES:

Guarantor:		TRANSCANADA CORPORATION

		Per:	/s/Donald R. Marchand
		Name:	Donald R. Marchand
		Title:	Vice President, Finance and Treasurer
Attention:	Richard Blakemore, Assistant Treasurer

Telecopier: (403) 920-2358		Per:	/s/Gregory A. Lohanes
		Name:	Gregory A. Lohanes
		Title:	Executive Vice President and Chief Finance Officer

Agent and Lender:	CITIBANK, N.A.

	Per:	/s/Maureen P. Maroney
Two Penns Way	Name:	Maureen P. Maroney
New Castle, DE 19720	Title:	Vice President

Attention: Bank Loan Syndications

Telecopier:

Revolving Commitment: $30,000,000

Term Commitment: $70,000,000

Lender:	BMO CAPITAL MARKETS FINANCING, INC.

	Per:	/s/Bruce A. Pietka
115 South LaSalle	Name:	Bruce A. Pietka
Chicago, IL 60603	Title:	Vice President

Attention: Nadeem Ladha

Telecopier: 416-867-4050

Revolving Commitment: $28,500,000

Term Commitment: $66,500,000

Lender:	THE BANK OF TOKYO-MITSUBISHI UJF, LTD., HOUSTON AGENCY

	Per:	/s/Kelton Glasscock
1100 Louisiana, Suite 2800	Name:	Kelton Glasscock
Houston, TX 77002	Title:	Vice President & Manager

Attention: Jimmy Yu/Maria DeJesus

Telecopier: 201-521-2338

Revolving Commitment: $28,500,000

Term Commitment: $66,500,000

Lender:	ROYAL BANK OF CANADA

	Per:	/s/Dustin Craven
One Liberty Plaza, 4th Floor	Name:	Dustin Craven
165 Broadway	Title:	Attorney-in-fact
New York, NY 10006

Attention: Manager, Loans Administration

Telecopier: 212-428-2372

Revolving Commitment: $28,500,000

Term Commitment: $66,500,000

Lender:	TORONTO DOMINION (TEXAS) LLC

	Per:	/s/Ian Murray
31 West 52nd Street, 22nd Floor	Name:	Ian Murray
New York, NY 10019	Title:	Authorized Signatory

Attention: Shelley Viehweber

Telecopier: 416-982-5535

Revolving Commitment: $28,500,000

Term Commitment: $66,500,000

Lender:	THE BANK OF NOVA SCOTIA

	Per:	/s/William E. Zarrett
720 King Street West, 2nd Floor	Name:	William E. Zarrett
Canada M5V2T3	Title:	Managing Director

Attention: Jeannie Fan

Telecopier: 416-350-5725

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	CIBC INC.

	Per:	/s/Dominic J. Sorresso
595 Bay Street, 5th Floor	Name:	Dominic J. Sorresso
Toronto, Ontario Canada	Title:	Executive Director

Attention: Angela Tom

Telecopier: 416-542-4558		CIBC World Markets Corp.
Authorized Signatory
Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	DEUTSCHE BANK AG

	Per:	/s/Marcus Tarkington
	Name:	Marcus Tarkington
	Title:	Director
Attention:	Per:	/s/Yvonne Tilden
	Name:	Yvonne Tilden
Telecopier:	Title:	Vice President

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	HSBC BANK USA, NATIONAL ASSOCIATION

	Per:	/s/Diane Zieske
452 Fifth Avenue, 5th Floor	Name:	Diane Zieske
New York, NY 10018	Title:	Senior Vice President

Attention: Donna Riley	Per:	/s/Robert Langford
	Name:	Robert Langford
Telecopier: 716-841-0269	Title:	Assistant Vice President

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	JPMORGAN CHASE BANK, N.A.

	Per:	/s/Muhammad Hasan
1111 Fannin Street, 10th Floor	Name:	Muhammad Hasan
Houston, TX 77002	Title:	Vice President

Attention: Clifford Trapani

Telecopier: 713-750-2948

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	MIZUHO CORPORATE BANK (USA)

	Per:	/s/Leon Mo
1251 Avenue of the Americas	Name:	Leon Mo
New York, NY 10020	Title:	Senior Vice President

Attention: Frank Lehaf

Telecopier: 201-626-9941

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	NATIONAL BANK OF CANADA, NEW YORK BRANCH

	Per:	/s/Vincent Lima
600 de la Gauchetiere West	Name:	Vincent Lima
Montreal, Quebec	Title:	Vice President
H3B 4L2 Canada

Attention: Marcia Lalla	Per:	/s/Jeff Forgach
	Name:	Jeff Forgach
Telecopier: 212-632-8509	Title:	Assistant Vice President

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Lender:	SOCIETE GENERALE

	Per:	/s/Yao Wang
1221 Avenue of the Americas	Name:	Yao Wang
New York, NY 10020	Title:	Vice President

Attention: Rita Somarriba

Telecopier: 212-278-7490

Revolving Commitment: $19,500,000

Term Commitment: $45,500,000

Schedule A to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

NOTICE OF BORROWING, REPAYMENT, PREPAYMENT OR
CANCELLATION OF COMMITMENT

Date:

Citibank, N.A., as Agent
[address]

Attention:              Bank Loan Syndications

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent (the “Credit Agreement”).  Capitalized terms used herein have the same meaning as in the Credit Agreement.

We hereby give notice of our request for a [Borrowing, repayment, prepayment and/or cancellation of Total Commitment] pursuant to Section [3.3, 3.5 or 4.2] of the Credit Agreement as follows:

1.                                       Amount  of  [Borrowing, repayment or prepayment]  $                                .
2.                                       Date of [Borrowing, repayment, prepayment and/or cancellation of Total Commitment] is                              .
3.                                       [If applicable] Nature of [Borrowing, repayment or prepayment] is by way of a [Base Rate Loan, Libor Loan].
4.                                       [If applicable]  The amount of the Total Commitment to be cancelled is $                  .
5.                                       [If applicable]  The Interest Period for the Libor Loan is                     days, maturing on                              .
6.                                       The present rating given to the Guarantor’s long term unsecured and unsubordinated debt or as an issuer rating by Moody’s is                                 and by S&P is                                .
7.                                       [If applicable]  We hereby confirm that each condition precedent in Section 7.2 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Drawdown Date.

Yours truly,

TRANSCANADA PIPELINE USA LTD.

By:
Title:

A-2

Schedule B to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

NOTICE OF CONVERSION

Date:

Citibank, N.A., as Agent
[address]

Attention:              Bank Loan Syndications

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent (the “Credit Agreement”).  Capitalized terms used herein have the same meaning as in the Credit Agreement.

We hereby give notice of a conversion of Borrowings pursuant to Section 3.7 of the Credit Agreement.

We have outstanding $                            by way of [Base Rate Loan, Libor Loan].  Please convert $                       outstanding by way of [Base Rate Loan, Libor Loan ] into a [Base Rate Loan, Libor Loan] on the                        day of 20       .

[If Applicable]  The Interest Period for the Libor Loan is           days, maturing on                            .

We hereby confirm that the present rating given to the Guarantor’s long term unsecured and unsubordinated debt or as an issuer rating by Moody’s is                         and by S&P is                        .

We hereby confirm that each condition precedent in Section 7.2 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Conversion Date.

Yours truly,

TRANSCANADA PIPELINE USA LTD.

By:
Title:

Schedule C to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

NOTICE OF ROLLOVER

Date:

Citibank, N.A., as Agent
[address]

Attention:              Bank Loan Syndications

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent (the “Credit Agreement”).  Capitalized terms used herein have the same meaning as in the Credit Agreement.

We hereby give notice of a Rollover of a Libor Loan pursuant to Section 3.8 of the Credit Agreement.

We have outstanding $                            by way of a Libor Loan.  The Interest Period in respect of such Libor Loan expires on                                 , 20       .  Please rollover such Libor Loan such that the subsequent Interest Period is            [days][months], maturing on                       , 20       .

We hereby confirm that the present rating given to the Guarantor’s long term unsecured and unsubordinated debt or as an issuer rating by Moody’s is                      and by S&P is                     .

We hereby confirm that each condition precedent in Section 7.2 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the date of the rollover requested hereby.

Yours truly,

TRANSCANADA PIPELINE USA LTD.

By:
Title:

Schedule D to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

REQUEST FOR EXTENSION

Date:

Citibank, N.A., as Agent
[address]

Attention:              Vice-President, Loan Syndications - Agency

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent (the “Credit Agreement”).  Capitalized terms used herein have the same meaning as in the Credit Agreement.

In accordance with Section 3.10 of the Credit Agreement, we hereby request that the Lenders extend the Maturity Date by one (1) year.

We hereby certify, for the benefit of the Requested Lenders, that the representations and warranties contained in Section 2.1 of the Credit Agreement are true and correct on the date hereof with the same effect as if such representations and warranties were made on the date hereof [describe any which are not true and correct].

Yours truly,

TRANSCANADA PIPELINE USA LTD.

By:
Title:

Schedule E to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

COMPLIANCE CERTIFICATE

We,                          and                          of the City of Calgary, in the Province of Alberta, hereby certify as follows:

1.                                       We are the [describe offices held], respectively, of TransCanada Corporation (the “Guarantor”).
2.                                       This Certificate applies to the Fiscal Year ending                         ,           .
3.                                       We are familiar with and have examined the provisions of the $1,000,000,000 Credit Agreement (the “Credit Agreement”) dated as of February      , 2007 among the Guarantor, the Borrower and a syndicate of Lenders with Citibank, N.A. as Agent, and we have made such reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Guarantor and each Material Subsidiary as we have deemed necessary for purposes of this Certificate.
4.                                       The following persons constitute the only Material Subsidiaries of the Guarantor:                          .
5.                                       The present rating given to the Guarantor’s long term unsecured and unsubordinated debt or as an issuer rating by Moody’s is                 and by S&P is                          and was last changed from one rating category to another on                          or                         , respectively.
6.                                       No event or circumstance has occurred under the Credit Agreement which would constitute an Event of Default [except as noted below:]
7.                                       As at December 31, [         ]: (a) Total Capitalization of the Guarantor was not less than [Cdn. $•], consisting of not less than [Cdn. $•] of Consolidated Equity and not more than [Cdn. $•] of Funded Obligations of the Guarantor and its Subsidiaries; and (b) the Guarantor could create, assume or otherwise incur additional Funded Obligations in the amount of not less than [Cdn. $•] pursuant to Section 8.2.
8.                                       Except where the context otherwise requires, all capitalized terms used herein have the same meaning as in the Credit Agreement.
9.                                       This Certificate is given by the undersigned officers in their capacity as officers of the Guarantor without any personal liability on the part of such officers.

Executed at the City of Calgary, in the Province of Alberta, this          day of                            ,                    .

TRANSCANADA CORPORATION

By:
Title:

Per:
Title:

E-2

Schedule F to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

TO BE REVISED, OPINION OF BORROWER’S COUNSEL TO COME

Schedule H to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

OPINION OF COUNSEL TO THE LENDERS

To the Initial Lenders party to the Credit
Agreement referred to below and to
Citibank, N.A., as Agent

Re:          TransCanada PipeLine USA Ltd. - $1,000,000,000 Credit Facility

Ladies and Gentlemen:

We have acted as counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the Credit Agreement, dated as of February 16, 2007 (the “Credit Agreement”), among TransCanada PipeLine USA Ltd., a Delaware corporation (the “Borrower”), TransCanada Corporation, a corporation incorporated under the laws of Canada (the “Guarantor”) and each of you.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)           The Credit Agreement.

(b)           The Notes executed by the Borrower and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)          The genuineness of all signatures.

(B)           The authenticity of the originals of the documents submitted to us.

(C)                                The conformity to authentic originals of any documents submitted to us as copies.

(D)                               As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

(E)                                 That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Loan Parties, enforceable against each such party in accordance with its terms.

(F)           That:

(1)           Each Loan Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2)           Each Loan Party has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

(3)           The execution, delivery and performance by each Loan Party of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a)           contravene its  certificate or articles of incorporation, by-laws or other organizational documents;

(b)           except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c)           result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(4)           Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Loan Party of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Loan Parties, the Opinion Documents or the transactions governed by the Opinion Documents.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Loan Parties, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms.

Our opinion expressed above is subject to the following qualifications:

(a)           Our opinion is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)           Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(d)           We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(e)           Our opinion is limited to Generally Applicable Law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement.  Any such person may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.  This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Very truly yours,

SLH

Schedule I to the Credit Agreement dated as of February 16, 2007 among TransCanada PipeLine USA Ltd., as Borrower, TransCanada Corporation, as Guarantor, and a syndicate of Lenders with Citibank, N.A., as Agent

LENDER TRANSFER AGREEMENT

To:          TransCanada PipeLine USA Ltd.

To:          Citibank, N.A., as Agent

Dear Sirs:

We refer to Section 12.1 of the Credit Agreement dated as of February 16, 2007 (the “Credit Agreement”) among TransCanada PipeLine USA Ltd. (the “Borrower”), TransCanada Corporation (the “Guarantor”), the banks named therein from time to time as Lenders (the “Lenders”) and Citibank, N.A. as Agent (the “Agent”) as amended from time to time.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

This Agreement is delivered to you pursuant to Section 12.1 of the Credit Agreement and constitutes notice of confirmation to each of you of the assignment to                               (the “Assignee”) of $                           of the [Revolving] [Term] Commitment of                        (the “Assignor”) under the Credit Agreement on the date hereof.  After giving effect to the foregoing assignment, the Loans and the [Revolving] [Term] Commitment of the Assignor and Assignee for the purposes of the Credit Agreement are as set forth opposite such person’s name on the signature pages hereof.

The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans.  The Assignee further confirms and agrees that in becoming a Lender and in making its Commitment and Loans, such actions have and will be made without recourse to, or representation or warranty by the Agent or the Assignee except as otherwise provided for herein.

Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent and the Borrower:

1.                                       the Assignee:

(a)                                  shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and

(b)                                 agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto;

2.                                       the Assignor shall be released from its obligations arising after such date under the Credit Agreement and the other Loan Documents to the extent assumed by the Assignee as specified in the second paragraph hereof; and
3.                                       the Assignor and the Assignee shall make all appropriate adjustments in payments for periods prior to such date by the Agent or with respect to the making of this Assignment directly between themselves.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans and Commitment and further requests the Agent to acknowledge receipt of this document:

(A)          Branch of Account:
(B)           Notice Address:
(C)           Payment Instructions:

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

DATED at • this • day of •, •.

Loans: [describe amount and type]	[ASSIGNOR]

Per:
Title: •
[Revolving][Term] Commitment: $[•]	Per:
Title: •

Loans: [describe amount and type]	[ASSIGNOR]

Per:
Title: •
[Revolving][Term] Commitment: $[•]	Per:
Title: •

Accepted and Acknowledged this • day of •, •

CITIBANK, N.A. as Agent

By:
Title: •

By:
Title: •

H-2

Accepted and Acknowledged this • day of •, •

TRANSCANADA PIPELINE USA LTD.

By:
Title: •

By:
Title: •

H-3